Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 15, 2006

among

LECG, LLC,
as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION, U. S. BANK NATIONAL ASSOCIATION  and WELLS
FARGO BANK, N.A., as Co-Documentation Agents

LASALLE BANK NATIONAL ASSOCIATION

and

BANC OF AMERICA SECURITIES, LLC,
as Co-Lead Arrangers and Book Runners

7.2	Application of Certain Payments	29
7.3	Due Date Extension	30
7.4	Setoff	30
7.5	Proration of Payments	30
7.6	Taxes	30

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY RATE LOANS	32

8.1	Increased Costs	32
8.2	Basis for Determining Interest Rate Inadequate or Unfair	32
8.3	Changes in Law Rendering Eurocurrency Rate Loans Unlawful	33
8.4	Funding Losses	33
8.5	Right of Lenders to Fund through Other Offices	34
8.6	Discretion of Lenders as to Manner of Funding	34
8.7	Mitigation of Circumstances; Replacement of Lenders	34
8.8	Conclusiveness of Statements; Survival of Provisions	34

SECTION 9	REPRESENTATIONS AND WARRANTIES	35

9.1	Organization	35
9.2	Authorization; No Conflict	35
9.3	Validity and Binding Nature	35
9.4	Financial Condition	35
9.5	No Material Adverse Change	35
9.6	Litigation and Contingent Liabilities	35
9.7	Ownership of Properties; Liens	36
9.8	Subsidiaries	36
9.9	Pension Plans	36
9.10	Investment Company Act	36
9.11	Regulation U	36
9.12	Taxes	37
9.13	Solvency, etc	37
9.14	Environmental Matters	37
9.15	Insurance	37
9.16	Information	38
9.17	Intellectual Property	38
9.18	Burdensome Obligations	38
9.19	Labor Matters	38
9.20	No Default	38

SECTION 10	AFFIRMATIVE COVENANTS	38

10.1	Reports, Certificates and Other Information	38
10.2	Books, Records and Inspections	40
10.3	Maintenance of Property; Insurance	41
10.4	Compliance with Laws; Payment of Taxes and Liabilities	41
10.5	Maintenance of Existence, etc	42
10.6	Use of Proceeds	42
10.7	Employee Benefit Plans	42

10.8	Environmental Matters	42
10.9	Further Assurances	42

SECTION 11	NEGATIVE COVENANTS	42

11.1	Debt	43
11.2	Liens	44
11.3	Restricted Payments	45
11.4	Mergers, Consolidations, Sales	45
11.5	Modification of Organizational Documents and Navigant Subordination Agreement	47
11.6	Transactions with Affiliates	47
11.7	Unconditional Purchase Obligations	47
11.8	Inconsistent Agreements	47
11.9	Business Activities	47
11.10	Investments	48
11.11	Fiscal Year	48
11.12	Financial Covenants	49
11.13	Signing and Performance Bonuses	49

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	49

12.1	Initial Credit Extension	49
12.2	Conditions	50

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT	51

13.1	Events of Default	51
13.2	Effect of Event of Default	52

SECTION 14	THE AGENTS	53

14.1	Appointment and Authorization	53
14.2	Issuing Lender	53
14.3	Delegation of Duties	54
14.4	Exculpation of Administrative Agent	54
14.5	Reliance by Administrative Agent	54
14.6	Notice of Default	54
14.7	Credit Decision	55
14.8	Indemnification	55
14.9	Administrative Agent in Individual Capacity	56
14.10	Successor Administrative Agent	56
14.11	Administrative Agent May File Proofs of Claim	56
14.12	Other Agents; Arrangers and Managers	57

SECTION 15	GENERAL	57

15.1	Waiver; Amendments	57
15.2	Confirmations	58
15.3	Notices	58
15.4	Computations	58
15.5	Costs, Expenses and Taxes	58

15.6	Assignments; Participations	59
15.7	Register	60
15.8	GOVERNING LAW	60
15.9	Confidentiality	60
15.10	Severability	61
15.11	Nature of Remedies	61
15.12	Entire Agreement	61
15.13	Counterparts	61
15.14	Successors and Assigns	61
15.15	Captions	62
15.16	Customer Identification - USA Patriot Act Notice	62
15.17	INDEMNIFICATION BY THE COMPANY	62
15.18	Nonliability of Lenders	63
15.19	FORUM SELECTION AND CONSENT TO JURISDICTION	63
15.20	WAIVER OF JURY TRIAL	64
15.21	Judgment Currency	64
15.22	Amendment and Restatement	64

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 2.1	Existing Letters of Credit
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Insurance
SCHEDULE 9.19	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.6	Existing Affiliate Transactions
SCHEDULE 11.10	Investments

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of  December 15, 2006 (this “Agreement”) is entered into among LECG, LLC (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders, and BANK OF AMERICA, N.A., as syndication agent for the Lenders.

RECITALS

A.            The Company, U.S. Bank National Association, as a bank and as administrative agent (in such capacity, the “Existing Administrative Agent”), and LaSalle, as a bank and as documentation agent, are parties to an Amended and Restated Credit Agreement dated as of March 31, 2003, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated August 18, 2003, that certain Second Amendment to Amended and Restated Credit Agreement dated November 12, 2003, that certain Third Amendment to Amended and Restated Credit Agreement dated April 15, 2004, that certain Fourth Amendment to Amended and Restated Credit Agreement dated August 12, 2004, with an effective date of July 30, 2004 and that certain Fifth Amendment to Amended and Restated Credit Agreement dated July 28, 2005, the “Existing Credit Agreement”).

B.            Pursuant to that certain Assignment and Assumption Agreement dated concurrently herewith (the “Assignment Agreement”) among the Administrative Agent, the Lenders, the Existing Administrative Agent and U.S. Bank, among other things, (a) the Existing Administrative Agent resigned as the “Administrative Agent” under the Existing Credit Agreement pursuant to Section 14.9 of the Existing Credit Agreement and (b) the Banks appointed LaSalle as the successor “Administrative Agent” under the Existing Credit Agreement.

C.            The parties wish to amend and restate the Existing Credit Agreement in its entirety pursuant to the terms and conditions of this Agreement.

In consideration of the mutual agreements herein contained, the parties hereto agree that the existing Credit Agreement is amended and restated in its entirety as follows:

SECTION 1            DEFINITIONS.

1.1           Definitions.  When used herein the following terms shall have the following meanings:

Acquired Debt means mortgage Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by the Company or a Subsidiary of the Company pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition) which is otherwise permitted by the terms of this Agreement.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the

Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent Fee Letter means the fee letter dated as of November 3, 2006 among the Company, Administrative Agent, Bank of America, N.A., and Banc of America Securities, LLC.

Agreed Currency means, subject to Section 1.3 and Section 1.4, (a) Dollars, (b) Euro, (c) Pounds Sterling and (d) any other Eligible Currency approved in accordance with Section 1.5.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) Eurocurrency Rate Loans shall be the percentage set forth under the column “Eurocurrency Margin”, (ii)  the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iii) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Debt to EBITDA Ratio	Eurocurrency Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Less than or equal to 3.0:1	1.25%	0.20%	1.25%
II	Less than or equal to 2.5:1 but greater than 2.0:1	1.00%	0.20%	1.00%
III	Less than or equal to 2.0:1.0 but greater than 1.5:1	0.875%	0.175%	0.875%
IV	Less than or equal to 1.5:1 but greater than 1.0:1	0.75%	0.15%	0.75%
V	Less than or equal to 1.0:1 but greater than 0.5:1	0.625%	0.125%	0.625%
VI	Less than or equal to 0.5:1	0.50%	0.10%	0.50%

The Eurocurrency Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3.  Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the Eurocurrency Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level, (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing, and (c) the initial Applicable Margin on the Closing Date shall be based on Level VI until the date on which the Applicable Margin is required to be adjusted as set forth above.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including the sale of Capital Securities of any Subsidiary).

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Hedging Agreements.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan denominated in Dollars which bears interest at or by reference to the Base Rate.

BSA - see Section 10.4.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois; provided,

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, Business Day means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, Business Day means any such day which is a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, Business Day means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), Business Day means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent.  Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

Change of Control means the occurrence of any of the following events: (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 30% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of Parent having voting rights in the election of directors under normal circumstances; (b) a majority of the members of the Board of Directors of Parent shall cease to be Continuing Members; or (c) Parent shall cease to own and control 100% of the outstanding Capital Securities of the Company.  For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of Parent who either (i) was a member of Parent’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of Parent’s Board of Directors or of the shareholders of Parent in an uncontested Parent-initiated election.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement.  The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Date means (a) the Closing Date and (b) so long as any outstanding Loan or Letter of Credit is denominated in a Foreign Currency, (i) the last Business Day of each calendar quarter, (ii) the date of any proposed Loan or issuance of a Letter of Credit if Administrative Agent shall determine or Required Lenders shall require, (iii) the date of any reduction or reallocation of Commitments pursuant to Section 6.1.1, and (iv) such additional dates as Administrative Agent shall determine or Required Lenders shall require.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

Contingent Liability means any liability or obligation identified by the Company or the Parent in their consolidated financial statements as a contingent liability under GAAP.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of (i) the fair market value of such property securing such indebtedness at the time of determination, or (ii) the outstanding amount of such indebtedness at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person, (h) all Debt of any partnership of which such Person is a general partner and (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Designated Currency means, (a) for Eurocurrency Rate Loans and Letters of Credit, the Agreed Currency which is designated for such Eurocurrency Rate Loans and Letters of Credit, (b) for Base Rate Loans, Dollars, and (c) for Swing Line Loans, Dollars.

Designated Proceeds - see Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Dollar Equivalent means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Foreign Currency.

EBIT means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense, (ii) income tax expense, (iii) amortization of Signing and Performance Bonus expense, and (iv) non-cash equity compensation expense.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization for such period, including, but not limited to, amortization of Signing and Performance Bonus expense, (iv) non-cash equity compensation expense, (v) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash items in the future), (vi) extraordinary non-cash losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, (vii) goodwill impairment expense per GAAP and (viii) expensed acquisition costs of up to $500,000 minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, for such period. In addition, “EBITDA” shall also (x) include EBITDA for each Subsidiary, business or division acquired in an Acquisition occurring during such period for which financial statements have been received as required pursuant hereto as if such Acquisition had occurred as of the first day of such period, and (y) exclude EBITDA attributable to each Asset Disposition of a Subsidiary, business or division occurring in the relevant period as if such Asset Disposition had occurred as of the first day of such period.

Eligible Currency means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market, (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a government authority in the country of issue of such currency is required to permit use of such currency by any applicable Lender or Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable legal requirements against the use of such currency for such purposes.

EMU Legislation means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Euro and EUR mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurocurrency Rate Loan means any Loan which bears interest at a rate determined by reference to the Eurocurrency Rate.

Eurocurrency Rate Margin - see the definition of Applicable Margin.

Eurocurrency Rate Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurocurrency Rate Loans of such Lender hereunder.  A Eurocurrency Rate Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

Eurocurrency Rate means a rate of interest equal to (a) the per annum rate of interest at which deposits in the applicable Designated Currency in an amount comparable to the amount of the relevant Eurocurrency Rate Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurocurrency market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in the applicable Designated Currency on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Eurocurrency Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period.  The Administrative Agent’s determination of the Eurocurrency Rate shall be conclusive, absent manifest error.

Exchange Rate means, on any Business Day, with respect to any calculation of the Dollar Equivalent with respect to any Foreign Currency on such date or any calculation of the Foreign Currency Equivalent on such date, the rate at which such Foreign Currency may be exchanged into Dollars or Dollars may be exchanged into such Foreign Currency, as set forth on such date on the relevant FWDS Series Reuters currency page at or about 11:00 a.m. (New York time) on such date.  In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Administrative Agent and Company or, in the absence of such agreement, such “Exchange Rate” shall instead be Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 A.M. local time at such date for the purchase of such Foreign Currency with Dollars or the purchase of Dollars with such Foreign Currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Foreign Currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.  The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2006”) refer to the Fiscal Year ending on December 31 of such calendar year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the sum of (i) EBIT for such Computation Period and (ii) Rentals for such Computation Period to (b) the sum of (without duplication) (i) cash Interest Expense for such Computation Period and (ii) Rentals for such Computation Period.

Foreign Currency means a currency other than Dollars.

Foreign Currency Equivalent means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of such Foreign Currency with Dollars.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guarantors means, collectively, Parent and the Domestic Subsidiaries.

Guaranty and Pledge Agreement means the Guaranty and Pledge Agreement dated as of the date hereof executed and delivered by the Company and the Guarantors, together with any joinders thereto and any other guaranty executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

Hazardous Substances means any “hazardous waste”, as defined in 42 U.S.C. §6903(5), any “hazardous substance”, as defined in 42 U.S.C. §9601(14), any “pollutant” or “contaminant”, as defined in 42 U.S.C. §9601(33), or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

Indemnified Liabilities - see Section 15.16.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any Eurocurrency Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           the Company may not select any Interest Period for a Revolving  Loan which would extend beyond the scheduled Termination Date.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan, by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means (i) U.S. Bank National Association, in its capacity as the issuer of the Letters of Credit listed on Schedule 2.1 and indicated thereon as having been issued by it, and (ii) LaSalle, in its capacity as the issuer of all other Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue such Letters of Credit, and their successors and assigns in such capacity.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble.  References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.  In addition to the foregoing, for the purpose of identifying the Persons entitled to benefit from the Guaranty and Pledge Agreement under, and in accordance with the provisions of, this Agreement and the Guaranty and Pledge Agreement, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.2.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Guaranty and Pledge Agreement, and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means each of Parent, the Company and each Subsidiary.

Loan or Loans means, as the context may require, Revolving Loans and/or Swing Line Loans.

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Navigant Subordination Agreement means the Subordination Agreement dated as of September 29, 2000 among LECG Holding Company, LLC, the Company, Navigant Consulting, Inc., and First Union National Bank, as administrative agent, which references deferred purchase price obligations, as amended, restated, supplemented or modified from time to time.

Non-U.S. Participant - see Section 7.6(d).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means, collectively, all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or Administrative Agent, and all other Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

Ordinary Course of Business means, with respect to any transaction involving a Loan Party, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Parent means LECG Corporation, a Delaware corporation.

Participant - see Section 15.6.2.

Participating Member State means each state so described in any EMU Legislation.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share means:

(a)                                 with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings; and

(b)                                with respect to all other matters as to a particular Lender, including the consent of the Required Lenders, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate amount of Revolving Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (B) the principal amount of all outstanding Revolving Outstandings.

Refunded Swing Line Loan - see Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Rentals means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but  including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement  of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 50% as determined pursuant to clause (d) of the definition of “Pro Rata Share”; provided, that if there are only two Lenders, then Required Lenders shall mean both Lenders.

Revolving Commitment means $100,000,000, as reduced or increased from time to time pursuant to Section 6.1 or Section 6.4, respectively.

Revolving Loan - see Section 2.1.1.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

Same Day Funds means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Foreign Currency, same day or other funds as may be determined by Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the secretary of such Loan Party.

Signing and Performance Bonus means any payment to an expert or professional employed by a Loan Party to provide direct services to such Loan Party’s clients, which payment is capable of being amortized over a multi-year period.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Sterling and £ mean the lawful currency of the United Kingdom.

Subordinated Debt means any unsecured Debt of the Company or any of its Subsidiaries incurred after the date hereof intended to be subordinated to the Obligations which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Administrative Agent.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding

Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Suretyship Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Suretyship Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Commitment (less Revolving Outstandings at such time).

Swing Line Commitment Amount means $10,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means LaSalle.

Swing Line Loan - see Section 2.2.4.

TARGET Day means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) December 15, 2011 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt (other than a Suretyship Liability) of a Person other than any Loan Party), (b) Hedging Obligations, (c) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries and (d) contingent obligations in respect of undrawn letters of credit.

Total Net Leverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) (i) Total Debt as of such day, less (ii) cash held by Company and Subsidiaries as of such day in excess of $25,000,000, to (b) EBITDA for the Computation Period ending on such day.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

type - see Section 2.2.1.

UCC means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of Illinois.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2           Other Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)            This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.3           Exchange Rates; Currency Equivalents.

(A)          On each Computation Date, Administrative Agent shall determine the Exchange Rate as of such Computation Date. The Exchange Rate so determined shall become effective on the first Business Day after such Computation Date and shall remain effective through the next succeeding Computation Date. Except for purposes of financial statements delivered by Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the Issuing Lender, as applicable.

(B)           Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit denominated in a Foreign Currency, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 100,000 of such Foreign Currency units, with 50,000 of such unit being rounded upward), as determined by Administrative Agent or the Issuing Lender, as the case may be.

1.4           Agreed Currencies.

(A)          The Company may from time to time request that Eurocurrency Rate Loans be made or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Agreed Currency;” provided that such requested currency is an Eligible Currency. Any such request shall be subject to the approval of Administrative Agent and each Lender.

(B)           Any such request shall be made to Administrative Agent not later than 11:00 a.m. (Chicago time), ten Business Days prior to the date of the desired borrowing or issuance (or such other time or date as may be agreed by Administrative Agent, in its sole discretion).  Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify Administrative Agent, not later than 11:00 a.m. (Chicago time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Loan or the issuance of such Letter of Credit in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans or issuing Letters of Credit in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Eurocurrency Rate Loans or Letters of Credit.  If Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, Administrative Agent shall promptly so notify Company.

(C)           If, after the designation of any currency as an Agreed Currency (including any Foreign Currency listed in clause (b) - (d) of the definition of “Agreed Currency”), (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency, in the reasonable determination of Administrative Agent, no longer qualifies as an “Eligible Currency” or (iii) in the reasonable determination of Administrative Agent, a Dollar Equivalent of such currency is not readily calculable, Administrative Agent shall promptly notify the Lenders and Company, and such currency shall no longer be an Agreed Currency until such time as Administrative Agent and the Lenders, as provided herein, agree to reinstate such currency as an Agreed Currency.

1.5           Change of Currency.

(A)          Each obligation of Company to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(B)           Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(C)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country other than the United States and any relevant market conventions or practices relating to the change in currency.

SECTION 2           COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1           Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1        Revolving Loan Commitment.  Each Lender with a Revolving Loan Commitment agrees to make loans on a revolving basis (“Revolving Loans”) in the applicable Designated Currency requested by Company from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time; provided, that the aggregate Dollar Equivalent of all outstanding Loans denominated in a Foreign Currency shall not exceed $10,000,000).

2.1.2        L/C Commitment.

(a)           Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit denominated in Agreed Currencies, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (including the letters of credit listed on Schedule 2.1, each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the Dollar Equivalent of the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $25,000,000 and (ii) the Revolving Outstandings shall not at any time exceed the Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time).  If on any Computation Date the Administrative Agent determines that the Dollar Equivalent of the aggregate Stated Amount of all Letters of Credit exceeds $25,000,000 due to a change in applicable rates of exchange between Dollars and any applicable currency, then (i) the Administrative Agent shall promptly notify Company and (ii) Company shall promptly Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount with the Issuing Lender in an amount sufficient to eliminate such excess.

(b)           Notwithstanding anything to the contrary in this Agreement, (i) U.S. Bank National Association, in its capacity as an Issuing Lender (in such capacity, “U.S. Bank”) will not have any obligation to extend the expiration date of, or to replace or make substitutions for, any of the Letters of Credit listed in Schedule 2.1 and noted thereon as having been issued by it (the “Existing Letters of Credit”), (ii) in the case of any Existing Letter of Credit that is automatically extendible unless a notice of non-renewal is given, U.S. Bank will not have any obligation to not give such notice of non-renewal and may give such notice of non-renewal at the times and otherwise in accordance with the terms of such Existing Letter of Credit and (iii) Company will undertake reasonable efforts to replace such Existing Letters of Credit with Letters of Credit issued by the other Issuing Lender within 90 days after the date of this Agreement and, upon such replacement, will return such Existing Letters of Credit to U.S. Bank together with an acknowledgment signed by the beneficiary of such Existing Letter of Credit stating that such beneficiary no longer has an interest in such Existing Letter of Credit.

2.2           Loan Procedures.

2.2.1        Various Types of Loans.  Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan, which shall be denominated in Dollars, or a Eurocurrency Rate Loan, which may be denominated in any Agreed Currency (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  Eurocurrency Rate Loans denominated in the same currency having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and Eurocurrency Rate Loans may be outstanding at the same time, provided that not more than seven different groups of Eurocurrency Rate Loans shall be outstanding at any one time.  All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2        Borrowing Procedures.  The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 1:00 P.M., Chicago time, on the proposed date of such borrowing, (b) in the case of a Eurocurrency Rate borrowing denominated in Dollars, 1:00 P.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing, and (c) in the case of a Eurocurrency Rate Borrowing denominated in a Foreign Currency, 1:00 P.M., Chicago Time, at least four Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurocurrency Rate borrowing, the initial Interest Period therefor and the currency thereof.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof.  Not later than 3:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with Same Day Funds in the appropriate currency covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $5,000,000 and an integral multiple of $1,000,000, and each Eurocurrency Rate borrowing shall be in an aggregate amount of at least $5,000,000 and an integral multiple of at least $1,000,000.

2.2.3        Conversion and Continuation Procedures.  (a)  Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A)          elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $5,000,000 and an integral multiple of $1,000,000) into Loans of the other type;

(B)           elect, as of the last day of the applicable Interest Period, to continue any Eurocurrency Rate Loans denominated in the same currency having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $5,000,000 and an integral multiple of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Eurocurrency Rate Loans shall be at least $5,000,000 and an integral multiple of $1,000,000.

(b)           The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 Noon, Chicago time, on the proposed date of such conversion, (ii) in the case of conversion into or continuation of Eurocurrency Rate Loans denominated in Dollars, 12:00 Noon, Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, and (iii) in the case of conversion into, or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency, 12:00 Noon, Chicago time, at least four Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A)          the proposed date of conversion or continuation;

(B)           the aggregate amount and currency of Loans to be converted or continued;

(C)           the type of Loans resulting from the proposed conversion or continuation; and

(D)          in the case of conversion into, or continuation of, Eurocurrency Rate Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to Eurocurrency Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurocurrency Rate Loans, the Company shall be deemed to have elected to convert such Eurocurrency Rate Loans into Base Rate Loans effective on the last day of such Interest Period; provided, that if such Eurocurrency Rate Loans are not denominated in Dollars then the Company shall be deemed to have elected to continue such Eurocurrency Rate Loans for an additional one month Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e)           Any conversion of a Eurocurrency Rate Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4        Swing Line Facility.

(a)           The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances in Dollars (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment.  The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice.  The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability.  Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4.  Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2.  Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d).   Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan.  The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b)           The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in Same Day Funds on the Termination Date if not sooner paid in full.

(c)           The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in Same Day Funds on the date that notice is given (provided that such notice is given by 1:00 p.m., Chicago time, on such date).  The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d)           If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan.  Upon request, each Lender shall promptly transfer to the Swing Line Lender, in Same Day Funds, the amount of its participation interest.

(e)           Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business

Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.3           Letter of Credit Procedures.

2.3.1        L/C Applications.  The Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect.  The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the currency in which such Letter of Credit shall be denominated, which shall be an Agreed Currency, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part.  Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender.  So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date.  The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2        Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Loan Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto.  If the Company does not pay any reimbursement obligation when due in accordance with Section 2.3.3, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations.  The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan in accordance with Section 2.3.4.  The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations.  For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein.  The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3        Reimbursement Obligations.  (a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest for the ratable account of the Issuing Lender and each Lender which has funded its Pro Rata Share of such payment or disbursement from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect, plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%.  The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever, subject to the Company’s retention of its right to bring a claim to the extent it is prejudiced by such failure.

(b)           The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.  Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4        Funding by Lenders to Issuing Lender.  If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each Lender with a Revolving Loan Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any Lender of its obligation hereunder to make available to the Administrative Agent such Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4           Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5           Certain Conditions.  Except as otherwise provided in Section 2.2.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any Eurocurrency Rate Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3            EVIDENCING OF LOANS.

3.1           Notes.  The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Revolving Loan Commitment plus the principal amount of such Lender’s Term Loans.

3.2           Recordkeeping.  The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each Eurocurrency Rate Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4            INTEREST.

4.1           Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect; and

(b)           at all times while such Loan is a Eurocurrency Rate Loan, at a rate per annum equal to the sum of the Eurocurrency Rate applicable to each Interest Period for such Loan plus the Eurocurrency Rate Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, at any time that an Event of Default under Section 13.1.1 has occurred and is continuing, in the case of Obligations arising under this Agreement not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2           Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity.  Accrued interest on each Eurocurrency Rate Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurocurrency Rate Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3           Setting and Notice of Eurocurrency Rates.  The applicable Eurocurrency Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.  Each determination of the applicable Eurocurrency Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurocurrency Rate hereunder.

4.4           Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the Eurocurrency Rate and (b) 365/366 days for interest calculated at the Base Rate and for Eurocurrency Rate Loans denominated in Sterling in accordance with Section 7.1.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5            FEES.

5.1           Non-Use Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment (calculated without giving effect to any outstanding Swing Line Loans).  For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings.  Such non-use fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid.  The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2           Letter of Credit Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists.  Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)           In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Lender.

5.3           Administrative Agent’s Fees.  The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6                                   REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1           Reduction or Termination of the Revolving Commitment.

6.1.1        Voluntary Reduction or Termination of the Revolving Commitment.  The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans.  Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000.  Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2        All Reductions of the Revolving Commitment.  All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2           Prepayments.

6.2.1        Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.  Any such partial prepayment shall be in an amount not less than $5,000,000 and an integral multiple of $1,000,000.

6.2.2        Mandatory Prepayments.  (a) If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1.2 the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(b)           If on any Computation Date the Administrative Agent determines that (i) the sum of the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment due to a change in applicable rates of exchange between Dollars and any applicable currency then (A) the Administrative Agent shall promptly notify Company and (B) Company shall promptly (subject to the notice requirements of Section 6.2.1) prepay Loans (and, after prepaying all Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount with the Issuing Lender) in an amount sufficient to eliminate such excess, or (ii) the Dollar Equivalent of the aggregate principal amount of all Revolving Loans denominated in a Foreign Currency exceeds $10,000,000 due to a change in applicable rates of exchange between Dollars and any applicable currency then (A) the Administrative Agent shall promptly notify Company and (B) Company shall promptly (subject to the notice requirements of Section 6.2.1) prepay Loans denominated in Foreign Currencies in an amount sufficient to eliminate such excess.

6.3           Manner of Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $5,000,000 or a higher integral multiple of $1,000,000.  Any partial prepayment of a Group of Eurocurrency Rate Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a Eurocurrency Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding Eurocurrency Rate Loans in direct order of Interest Period maturities.

6.4           Increase in Commitments.

(a)           Provided there exists no Unmatured Event of Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), Company may from time to time request an increase in the Revolving Commitment Amount by an amount (for all such requests) not exceeding $100,000,000; provided that (i) the Revolving Commitment may not exceed $200,000,000; and provided further that any such request for an increase shall be in a minimum amount of $10,000,000 and in multiples of $5,000,000 in excess thereof and (ii) Company may not request more than four increases.  At the time of sending such notice, Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)           Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c)           The Administrative Agent shall notify Company and each Lender of the Lenders’ responses to each request made hereunder.  If the Lenders do not agree to the full amount of a requested increase, subject to the approval of the Administrative Agent and the Issuing Lender (which approvals shall not be unreasonably withheld), Company may also invite additional Persons to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           If the Revolving Commitment Amount is increased in accordance with this Section, the Administrative Agent and Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify Company and the Lenders of the final allocation of such increase, the Increase Effective Date and revised Pro Rata Shares.

(e)           As a condition precedent to such increase, Company shall deliver to the Administrative Agent an Officer’s Certificate dated as of the Increase Effective Date (i) certifying and attaching the resolutions adopted by Company approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Unmatured Event of Default or Event of Default exists or shall result from such increase to the Revolving Commitment.  The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all Revolving Outstandings hereunder are held ratably by the Lenders in proportion to their respective Commitments, Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees.  Company shall make any payments under Section 8.4 resulting from such assignments.

(f)            This Section shall supersede any provisions in Section 7.5 or 15.1 to the contrary.

6.5           Repayments.  The Revolving Loans of each Lender shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7            MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1           Making of Payments.  All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in Same Day Funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day.  Except as otherwise expressly provided herein, all payments by Company hereunder with respect to principal and interest on Loans denominated in a Foreign Currency and Obligations in respect of Letters of Credit denominated in a Foreign Currency shall be made to Administrative Agent, as set forth above, in such Foreign Currency and in Same Day Funds.  If, for any reason, Company is prohibited by any legal requirement from making any required payment hereunder in a Foreign Currency, Company shall make such payment in Dollars in the Dollar Equivalent of the Foreign Currency payment amount.  The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.  All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2           Application of Certain Payments.  So long as no Unmatured Event of Default  or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.  Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3           Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurocurrency Rate Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4           Setoff.  The Company, for itself and each other Loan Party, agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company, for itself and each other Loan Party, agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company and each other Loan Party then or thereafter with the Administrative Agent or such Lender.

7.5           Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6           Taxes.

(a)           All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)           If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b).  To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)           If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c).  A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)           (i)            To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan.  If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Section 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”).  In addition, each Lender that is a Non-U.S. Participant  agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii)           Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax.  To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii)          The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv)          Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 8                                   INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY RATE LOANS.

8.1           Increased Costs.  (a)  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the Eurocurrency Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its Eurocurrency Rate Loans, its Note or its obligation to make Eurocurrency Rate Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any Eurocurrency Rate Office of such Lender) of making or maintaining any Eurocurrency Rate, or to reduce the amount of any sum received or receivable by such Lender (or its Eurocurrency Rate Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b)           If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2           Basis for Determining Interest Rate Inadequate or Unfair.  If:

(a)           the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company absent manifest error) that by reason of circumstances affecting the interbank Eurocurrency Rate market adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate; or

(b)           the Required Lenders advise the Administrative Agent that the Eurocurrency Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding Eurocurrency Rate Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Eurocurrency Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into Eurocurrency Rate Loans and (ii) on the last day of the current Interest Period for each Eurocurrency Rate Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3           Changes in Law Rendering Eurocurrency Rate Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurocurrency Rate Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a Eurocurrency Rate Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into Eurocurrency Rate Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of Eurocurrency Rate Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurocurrency Rate Loan of such Lender (or, in any event,  on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurocurrency Rate Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurocurrency Rate Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of Eurocurrency Rate Loans of which such Affected Loan would be a part absent such circumstances.

8.4           Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Rate Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Eurocurrency Rate Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5           Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any Eurocurrency Rate Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6           Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurocurrency Rate Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurocurrency Rate for such Interest Period.

8.7           Mitigation of Circumstances; Replacement of Lenders.  (a)  Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)           If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8           Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9            REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

9.1           Organization.  Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2           Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party.

9.3           Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4           Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2005 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at September 30, 2006, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5           No Material Adverse Change.  Since December 31, 2005, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

9.6           Litigation and Contingent Liabilities.  Except as set forth on Schedule 9.6, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no Loan Party has any material Contingent Liabilities not permitted by Section 11.1, except (a) as set forth on Schedule 9.6, and (b) any liability incident to the litigation described in Schedule 9.6 in response to the representation set forth in the preceding sentence.

9.7           Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of owned real property,  marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (other than such Loan Party’s intellectual property, which is addressed in Section 9.17), free and clear of all Liens, except as permitted by Section 11.2.

9.8           Subsidiaries.  Schedule 9.8 sets forth each Subsidiary of Parent as of the date of this Agreement, together with its state or jurisdiction of formation, its relationship to Parent, including the percentage of each class of stock or membership interests owned by Parent or another Subsidiary of Parent, the location of its chief executive office and its principal place of business.

9.9           Pension Plans.  (a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10         Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11         Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12         Taxes.  Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

9.13         Solvency, etc.  On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.14         Environmental Matters.  The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.15         Insurance.  Set forth on Schedule 9.15 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party).  Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.16         Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.17         Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.18         Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.19         Labor Matters.  Except as set forth on Schedule 9.19, no Loan Party is subject to any labor or  collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are in compliance with the Fair Labor Standards Act and each other applicable law, rule or regulation dealing with such matters, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

9.20         No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

SECTION 10          AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1         Reports, Certificates and Other Information.  Furnish to the Administrative Agent and each Lender:

10.1.1      Annual Report.  Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of Parent and its Subsidiaries as at the end of such Fiscal Year,  certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by

Parent and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Parent was not in compliance with any provision of Section 11.12 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Parent was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of Parent and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for Parent and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of Parent.

10.1.2      Quarterly Reports.  Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter and a comparison with results for the same period in the previous Fiscal Year, certified by a Senior Officer of Parent.

10.1.3      Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Parent, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.12 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of Parent’s management setting forth a discussion of Parent’s consolidated financial condition, changes in financial condition and results of operations.

10.1.4      Reports to the SEC and to Shareholders.  Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5      Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Loan Party affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a

Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in a Contingent Liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any cancellation or material reduction in any insurance maintained by any Loan Party; or

(e)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

10.1.6      Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Parent by independent auditors in connection with each annual or interim audit made by such auditors of the books of Parent.

10.1.7      Projections.  As soon as practicable, and in any event not later than 30 days after the end of each Fiscal Year, financial projections for Parent and its Subsidiaries for the next Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of Parent on behalf of Parent to the effect that (a) such projections were prepared by Parent in good faith, (b) Parent has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.8      Notices With Respect to Other Debt.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt or any convertible debt.

10.1.9            Other Information.  Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

10.2         Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the facilities of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the assets of the Loan Parties.  All such inspections or audits by the Administrative Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once each Fiscal Year.

10.3         Maintenance of Property; Insurance.  (a)  Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b)           Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.15 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.  The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) naming the Administrative Agent as an additional insured with respect to each policy of general and umbrella liability insurance and (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of,  any material reduction in coverage provided by or any other material modification to such policy.

(c)           The Company shall maintain at all times a key man life insurance policy on the life of David Teece in an amount equal to $5,000,000, in form and substance and with a life insurance company satisfactory to the Administrative Agent.

10.4         Compliance with Laws; Payment of Taxes and Liabilities.  (a)  Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5         Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6         Use of Proceeds.  Use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, for Acquisitions permitted by Section 11.4, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7         Employee Benefit Plans.

(a)           Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)           Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)           Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8         Environmental Matters.  The Company shall, and shall cause each other Loan Party to, comply with in all material respects with all applicable Environmental Laws.

10.9         Further Assurances.  Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including the execution and delivery of guaranties and other documents.

SECTION 11          NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1         Debt.  Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt incurred or assumed after the Closing Date which is secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided, that the aggregate amount of all such Debt at any time outstanding shall not exceed two percent (2.0%) of Parent’s consolidated revenues as of the previous four Fiscal Quarters;

(c)           Debt of the Parent or Company to any Wholly-Owned Subsidiary or Debt of any Wholly-Owned Subsidiary to the Company, the Parent or another Wholly-Owned Subsidiary; provided that (i) the sum of (A) the aggregate principal amount outstanding of any such Debt owed by a foreign Subsidiary and (B) the aggregate Investments made after the date hereof by the Company or any domestic Subsidiary to any foreign Subsidiary (excluding in each case Investments the proceeds of which are used exclusively to effect an Acquisition pursuant to Section 11.4 or to pay a Signing and Performance Bonus pursuant to Section 11.13) shall not exceed $10,000,000, and (ii) any such Debt owed by a foreign Subsidiary shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent which has been pledged to the Administrative Agent in accordance with the terms of the Guaranty and Pledge Agreement;

(d)           Hedging Obligations incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(e)           Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f)            Suretyship Liabilities arising with respect to customary indemnification obligations in favor of sellers and assumptions of obligations (other than Acquired Debt) in connection with Acquisitions permitted under Section 11.4 and purchasers in connection with Dispositions permitted under Section 11.4;

(g)           up to $2,000,000 in the aggregate of (i) Acquired Debt assumed in Acquisitions permitted under Section 11.4 and (ii) Debt secured by property acquired by a Loan Party and assumed by such Loan Party in transactions which do not constitute Acquisitions;

(h)           convertible Debt issued by Parent, so long as (i) the stated maturity of such Debt shall be a date not earlier than six months after the stated maturity date of the Loans as of the date of issuance, (ii) no mandatory redemption requirements prior to maturity other than upon a Change of Control or pursuant to other customary event risk features, (iii) no Unmatured Event of Default or Event of Default shall have occurred and be continuing either immediately before or immediately after such issuance, after giving effect to the intended use of proceeds of such convertible Debt, with evidence that the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.12 on the date of measurement, and (iv) the restrictive covenants and events of default relating to such Debt are generally no more restrictive than those set forth in the Credit Agreement (it being understood and agreed that Debt that has (A) no financial covenants, (B) no restrictive covenants with respect to incurrence, existence or making of liens, indebtedness or restricted payments and (C) dollar thresholds with respect to any events of default as a result of judgments and defaults under other indebtedness no lower than those provided for in this Agreement for such categories of defaults, will satisfy the requirements of this clause (iv));

(i)             Suretyship Liabilities with respect to (A) Debt otherwise permitted under this Section 11.1, and (B) Debt of Persons other than Loan Parties that would be permitted under this Section 11.1 if such Person were a Loan Party, but only to the extent (i) within the limitations set forth in this Section 11.1 and (ii) that one or more Loan Parties derive, directly or indirectly, substantial business or finance benefits therefrom, and such Debt of other Persons shall count against such limitations;

(j)           Suretyship Liabilities that constitute Investments permitted under Section 11.10 (unless only permitted by clause (b) of Section 11.10); and

(k)            other Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $2,000,000.

11.2         Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the Ordinary Course of Business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c)           Liens described on Schedule 11.2 as of the Closing Date;

(d)           subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), and (ii)  Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, judgment liens and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)            subject to the limitation set forth in Section 11.1(g), Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition);

(g)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(h)          Liens in favor of an indenture trustee securing its fees and expenses and reimbursement, indemnification and similar rights under an indenture, in connection with the issuance of Debt pursuant to Section 11.1(h) to the extent customary in connection with convertible debt issuances; and

(i)            Liens securing other obligations of the Loan Parties in an amount not to exceed $500,000 at any one time outstanding; and

11.3         Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing.  Notwithstanding the foregoing, (i) any of the foregoing transactions may be entered into between Parent, the Company and any of Company’s Wholly-Owned domestic Subsidiaries and any other such Loan Party, (ii) any of the actions identified in the foregoing clauses (a), (b) (d) and (e) shall be permitted to the extent such Restricted Payment is made solely in the form of Capital Securities of the Parent, and (iii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, one or more of the Loan Parties may purchase up to $40,000,000 of Parent’s Capital Securities in the aggregate after the date hereof.

11.4         Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person or all or substantially all of any business or division of any Person, (b) make any Asset Disposition, or (c) sell or assign with or without recourse any receivables (except in connection with the departure of a consultant), except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary, (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary, (iii) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function, (iv) the release by any Loan Party of a departing employee from a non-compete agreement in exchange for a payment from such employee’s new employer, (v) Asset Dispositions (including mergers and consolidations which effect Asset Dispositions) for at least fair market value (as determined by the Board of Directors of the Company) so long as (x) the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year, and (y) the revenues generated by such assets do not exceed 10% of Parent’s consolidated revenues as of the prior Fiscal Year, and (vi) any Acquisition (including any merger or consolidation which effects an Acquisition) by the Company or any Wholly-Owned Subsidiary where:

(A)          the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Closing Date;

(B)           immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C)           the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP but excluding any consideration paid in the form of Capital Securities of any Loan Party) in connection with such Acquisition (or any series of related Acquisitions), together with all other Acquisitions consummated in the last twelve months, is less than 150% of the Company’s consolidated EBITDA during such period;

(D)          immediately after giving effect to such Acquisition, the Company is in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.12;

(E)           in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(F)           no more than 30 days after the closing of such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(G)           no more than 30 days after the closing of such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto;

(H)          if the target of such Acquisition is a Person or a business/division of a Person organized under the laws of a jurisdiction other than the United States or any political subdivision thereof, then (1) such Person must be organized under the laws of China, India or one of the member countries of the Organisation for Economic Co-operation and Development, and (2) at least 60% of Parent’s consolidated revenues for the previous four full Fiscal Quarters must have been generated by Parent and its domestic Subsidiaries, as determined on a pro forma basis after giving effect to such proposed Acquisition;

(I)            if the aggregate consideration to be paid in connection with any Acquisition (determined in accordance with clause (C) above) is in excess of $5,000,000, then the target must have positive EBIT in the most recent 12 month period;

(J)            after giving effect to each Acquisition, the Revolving Commitment must exceed the sum of Revolving Outstandings plus outstandings under the Swing Line by at least $15,000,000;

(K)          the provisions of Section 10.7 have been satisfied;

(L)           simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity and the target company becomes a domestic Subsidiary) executes and delivers to Administrative Agent a joinder to the Guaranty and Pledge Agreement, or at the option of Administrative Agent, in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations; and

(M)         if the Acquisition is structured as a merger involving the Company, then the Company is the surviving entity.

11.5         Modification of Organizational Documents and Navigant Subordination Agreement.  Not permit (a) the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders or (b) the Navigant Subordination Agreement to be terminated or to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.

11.6         Transactions with Affiliates.  Except (a) as set forth on Schedule 11.6 hereto or (b) otherwise in the Ordinary Course of Business, not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

11.7         Unconditional Purchase Obligations.  Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.8         Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) customary provisions in leases and other contracts restricting the assignment thereof, and (D) restrictions on mergers, consolidations and transfers, sales and leases of all or substantially all the assets of a Person of a type customarily included in indentures with respect to convertible debt securities.

11.9         Business Activities.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

11.10       Investments.  Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)           Investments by Parent, the Company or any Subsidiary in Parent, the Company or any Wholly-Owned Subsidiary, so long as the sum of (i) the aggregate principal amount outstanding of any Debt incurred by a foreign Subsidiary pursuant to Section 11.1(c) and (ii) the aggregate of such Investments made after the date hereof by the Company or any domestic Subsidiary in any foreign Subsidiary (excluding in each case Investments the proceeds of which are used exclusively to effect an Acquisition pursuant to Section 11.4 or to pay a Signing and Performance Bonus pursuant to Section 11.13) shall not exceed $10,000,000;

(b)           Investments constituting Debt permitted by Section 11.1;

(c)           Suretyship Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)           Cash Equivalent Investments;

(e)           bank deposits and endorsements in the ordinary course of business;

(f)            Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or received in settlement of delinquent accounts;

(g)           Suretyship Liabilities under or with respect to employee benefit plans, employment agreements and similar arrangements in the Ordinary Course of Business;

(h)           Indemnity, hold harmless, contribution, expense reimbursement and similar obligations that are unrelated to financing transactions or credit support arrangements or, if so related, are incidental thereto;

(i)            Suretyship Liabilities arising by operation of law in the Ordinary Course of Business;

(j)            Investments to consummate Acquisitions permitted by Section 11.4;

(k)           Investments listed on Schedule 11.10 as of the Closing Date; and

(l)            other Investments, in addition to the Investments listed above in an aggregate outstanding amount not at any time exceeding $2,000,000;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b), (c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.11       Fiscal Year.  Not change its Fiscal Year.

11.12       Financial Covenants.

11.12.1    Total Net Leverage Ratio.  Not permit the Total Net Leverage Ratio as of the last day of any Computation Period to exceed 3.0  to 1.0.

11.12.2    Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than 2.0 to 1.0.

11.13       Signing and Performance Bonuses.  Not, and not permit any other Loan Party to, pay any Signing and Performance Bonus unless (i) such Signing and Performance Bonus is paid in accordance with the terms of an agreement in effect on the Closing Date, as such agreement is in effect on the Closing Date, or (ii) such Signing and Performance Bonus is being paid pursuant to the terms of any other agreement and (x) the aggregate amount of all such Signing and Performance Bonuses paid in the most recent 12 month period does not exceed 50% of EBITDA for such 12 month period, (y) no Unmatured Event of Default or Event of Default would occur after giving pro forma effect to the payment of such Signing and Performance Bonus and (z) the conditions specified in clauses (D) and (J) of Section 11.4(c)(vi) shall have been satisfied.

SECTION 12          EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of each Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1         Initial Credit Extension.  The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Liens securing the Company’s obligations under the Existing Credit Agreement have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1      Notes.  A Note for each Lender.

12.1.2      Authorization Documents.  For each Loan Party signatory to any Loan Document, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3      Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4      Letter of Direction.  A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5      Guaranty and Pledge Agreement.  A counterpart of the Guaranty and Pledge Agreement executed by Parent, the Company and each Domestic Subsidiary, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.6      Opinions of Counsel.  Opinions of counsel for each Loan Party, including local counsel reasonably requested by the Administrative Agent.

12.1.7      Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as an additional insured on all related insurance policies.

12.1.8      Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.9      Solvency Certificate.  A Solvency Certificate executed by a Senior Officer of the Company.

12.1.10    Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) the release of all Liens granted in connection with the Existing Credit Agreement, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.11    Closing Certificate.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.2         Conditions.  The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1      Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a)           the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2      Confirmatory Certificate.  If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13          EVENTS OF DEFAULT AND THEIR EFFECT.

13.1         Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

13.1.1      Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2      Non-Payment of Other Debt.  (a) Any default shall occur under the terms applicable to any Debt of any Loan Party (including any of the Obligations not referenced in Section 13.1.1, other than any Bank Product Obligations which are not arising under Hedging Agreements) in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 and such default shall (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity, or (ii) any other event shall occur in respect of any such Debt that would accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3      Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

13.1.4      Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5      Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b) or 10.5 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days from the earlier of (i) the date on which such Loan Party becomes aware of such failure and (ii) the date on which the Company receives notice thereof from the Administrative Agent.

13.1.6      Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7      Pension Plans.  (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability; or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.

13.1.8      Judgments.  Final judgments which exceed an aggregate of $500,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9      Invalidity of Guaranty and Pledge Agreement.  The Guaranty and Pledge Agreement shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of the Guaranty and Pledge Agreement.

13.1.10    Invalidity of Subordination Provisions, etc.  (a) Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person which is an Affiliate of a Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision, or (b) any subordination provision in the Navigant Subordination Agreement shall cease to be in full force and effect.

13.1.11    Change of Control.  A Change of Control shall occur.

13.2         Effect of Event of Default.  If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 13.1.1 or 13.1.4 may be waived in writing by all the Lenders, and the effect as an Event of Default or any other event described in this Section 13 may be waived in writing by the Required Lenders.  Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14          THE AGENTS.

14.1         Appointment and Authorization.  Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2         Issuing Lender.  The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith.  The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4         Exculpation of Administrative Agent.  None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.  For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a

Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7         Credit Decision.  Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8         Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the

Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9         Administrative Agent in Individual Capacity.  LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any),  LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.10       Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11       Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.12       Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15          GENERAL.

15.1         Waiver; Amendments.  No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Company and Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any party from its obligations under the Guaranty and Pledge Agreement, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders.  No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.  No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.2         Confirmations.  The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3         Notices.  All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

15.4         Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 or 11.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 or 11.12 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5         Costs, Expenses and Taxes.  The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof.  In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2.  All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.  The Company’s obligation to pay the Obligations provided for in this Section 15.5 shall be conditioned on its receipt from the Administrative Agent or the Lenders, as applicable, of reasonably detailed invoices setting forth such Obligations.

15.6         Assignments; Participations.

15.6.1      Assignments.  (a)  Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender).  Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender.  The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500.  No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts).  Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2.  The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within five Business Days after notice thereof.

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender.  Each such Note shall be dated the effective date of such assignment.  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2      Participations.  Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5.  The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7         Register.  The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee.  No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.  Upon Company’s reasonable request from time to time, the Administrative Agent shall furnish the Company with a copy of the Register.

15.8         GOVERNING LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9         Confidentiality.  As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.  The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender.  Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.10       Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations and rights of the Company and of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11       Nature of Remedies.  All Obligations and rights of the Company and of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12       Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13       Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14       Successors and Assigns.  This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15       Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16       Customer Identification - USA Patriot Act Notice.  Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.

15.17       INDEMNIFICATION BY THE COMPANY.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  THE COMPANY SHALL NOT BE LIABLE FOR ANY SETTLEMENT MADE BY A LENDER PARTY WITHOUT THE COMPANY’S WRITTEN CONSENT, SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD OR DELAYED.  PROMPTLY AFTER RECEIPT BY A LENDER PARTY UNDER THIS PARAGRAPH OF NOTICE OF ITS INVOLVEMENT IN ANY ACTION ARISING OUT OF THIS AGREEMENT, IF A CLAIM FOR INDEMNIFICATION IN RESPECT THEREOF IS TO BE MADE AGAINST THE COMPANY UNDER THIS PARAGRAPH, SUCH LENDER PARTY

SHALL NOTIFY THE COMPANY IN WRITING OF SUCH INVOLVEMENT.  FAILURE BY SUCH LENDER PARTY TO SO NOTIFY THE COMPANY SHALL NOT RELIEVE THE COMPANY FROM THE OBLIGATION TO INDEMNIFY THE LENDER PARTY IN ACCORDANCE WITH THIS SECTION 15.17, EXCEPT AND ONLY TO THE EXTENT THE COMPANY SUFFERS ACTUAL PREJUDICE AS A RESULT OF SUCH FAILURE TO NOTIFY.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, OR TERMINATION OF THE GUARANTY AND PLEDGE AGREEMENT AND THIS AGREEMENT.

15.18       Nonliability of Lenders.  The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders

15.19       FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF

THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20       WAIVER OF JURY TRIAL.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21       Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from Company hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures Administrative Agent could purchase the specified currency with such other currency at any of Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given.  The obligations of the Company in respect of any sum due to any Lender, Issuing Lender, or Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, Issuing Lender or Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, Issuing Lender or Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender, Issuing Lender or Administrative Agent, as the case may be, in the specified currency, Company agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, Issuing Lender or Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceed (a) the sum originally due to any Lender, Issuing Lender or Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 7.5, each Lender, Issuing Lender or Administrative Agent, as the case may be, agrees to promptly remit such excess to the Company.

15.22       Amendment and Restatement.

(a)           On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety.  The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant to Section 3.1 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Closing Date; (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens as granted under the collateral documents securing payment of such “Obligations” have been terminated and do not secure the payment of the Obligations (as defined in this Agreement); and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement.

(b)           Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Company contained in the Existing Credit Agreement, the Company acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of the Company contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement shall survive the execution and delivery of this Agreement to the extent specifically provided in the Existing Credit Agreement and without extending any applicable statute of limitations; provided, however, that it is understood and agreed that the Company’s monetary obligations under the Existing Credit Agreement in respect of the loans and letters of credit thereunder are evidenced by this Agreement as provided in Section 2 hereof.

(c)           All indemnification obligations of the Company pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

(d)           On and after the Closing Date, (i) each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “Note” shall mean and be a Note as defined in this Agreement.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

LECG, LLC

By:	LECG Corporation Sole Managing Member of LECG, LLC

By:	John C. Burke

Title:	Chief Financial Officer

Signature Page to Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION, as
Administrative Agent, as Issuing Lender and as a Lender

By:	/s/ Patrick J. O’Toole

Title:	First Vice President

BANK OF AMERICA, N.A.,
as Syndication Agent and a Lender

By:	/s/ Wilson Jui

Title:	Vice President

U. S. BANK NATIONAL ASSOCIATION, as Co-
Documentation Agent and a Lender

By:	/s/ Thomas Marks

Title:	Vice President

KEY BANK N. A., as Co-Documentation Agent and a
Lender

By:	/s/ Andrew Chang

Title:	Vice President

WELLS FARGO BANK , N.A., as Co-Documentation
Agent and a Lender

By:	/s/ Nuzha Bukhari

Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John Burda

Title:	Vice President

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount		Pro Rata Share

LaSalle Bank National Association	$26,000,000	*	26.0%

Bank of America, N.A.	$26,000,000		26.0%

U. S. Bank National Association	$14,000,000		14.0%

KeyBank National Association	$12,000,000		12.0%

Wells Fargo Bank, N.A.	$12,000,000		12.0%

The Northern Trust Company	$10,000,000		10.0%

TOTALS	$100,000,000		100%

*              Includes Swing Line Commitment Amount of $10,000,000.

ANNEX B

ADDRESSES FOR NOTICES

LECG, LLC

c/o LECG Corporation

33 West Monroe Street

23rd Floor

Chicago, Illinois 60603

Attention: Marvin A. Tenenbaum, Esq.

Telephone: (312) 267-8203

Facsimile: (312) 267-8206

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Patrick O’Toole

Telephone: (312) 904-0735

Facsimile:  (312) 904-8802

All Other Notices

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Patrick O’Toole

Telephone: (312) 904-0735

Facsimile:  (312) 904-8802

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

101 South Marengo

Pasadena, California  91101

Attention: Michael Towman/ Linda Escamilla

Telephone: (626) 666-2238

Facsimile:  (626) 666-2241

All Other Notices

315 Montgomery Street

San Francisco, California  94104

Attention: David Leimsleder

Telephone: (415) 622-3371

Facsimile:  (877) 431-3816

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

CLS-West Complex Credits Department

555 S.W. Oak Street

Mail Code PD-OR-P7LN

Portland, Oregon  97204

Attention: Lennie Regalado

Telephone: (503) 275-4395

Facsimile:  (503) 275-4600

All Other Notices

National Corporate Banking West

555 S.W. Oak Street

Mail Code PD-OR-P4CB

Portland, Oregon  97204

Attention: Thomas Marks

Telephone: (503) 275-5864

Facsimile:  (503) 275-5428

KEYBANK NATIONAL ASSOCIATION., as Co-Documentation Agent and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

Attention: Matthew Schorgl

Telephone: (216) 689-5459

Facsimile:  (216) 689-5184

All Other Notices

Attention: Andrew Chang

Telephone: (415) 486-3419

Facsimile:  (415) 486-3414

WELLS FARGO BANK, N.A., as Co-Documentation Agent and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

Attention: Mina Tran

Telephone: (510) 464-1797

Facsimile:  (510) 839-2296

All Other Notices

Attention: Nuzha Bukhari

Telephone: (510) 464-1706

Facsimile:  (510) 839-2296

THE NORTHERN TRUST COMPANY, as a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

Attention: Michael Lorenzi

Telephone: (312) 557-1840

Facsimile:  (312) 630-1566

All Other Notices

Attention: John Burda

Telephone: (312) 444-3455

Facsimile:  (312) 444-7028

EXHIBIT A

FORM OF
NOTE

,
$	Chicago, Illinois

The undersigned, for value received, promises to pay to the order of                     (the “Lender”) at the principal office of LaSalle Bank National Association (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Second Amended and Restated Credit Agreement, dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

LECG, LLC

By:

Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                                                                              LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among LECG, LLC (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                         Reports.  Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Company as at                            ,         (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.                                     Financial Tests.  The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.                                    Section 11.12.1 - Minimum Fixed Charge Coverage Ratio

1.	Consolidated Net Income	$

2.	Plus: Interest Expense	$
	income tax expense	$
	amortization of signing and performance bonuses	$
	non-cash equity compensation	$

3.	Total (EBIT)	$

4.	Rentals	$

5.	Sum of (3) and (4)	$

6.	Cash Interest Expense	$

7.	Sum of (4) and (6)	$

8.	Ratio of (5) to (7)	to 1

9.	Minimum required	2.0 to 1

B.                                    Section 11.12.2 - Maximum Total Net Leverage Ratio

1.	Total Debt	$

2.	Cash in excess of $25,000,000	$

3.	(1) less (2)	$

4.	Consolidated Net Income	$

5.	Plus: Interest Expense	$
	income tax expense	$
	depreciation	$
	amortization	$
	non-cash equity compensation	$
	other non-cash charges	$
	extraordinary non-cash losses	$
	goodwill impairment	$
	expensed acquisition costs	$
(up to $500,000)
	extraordinary gains	$(	)

6.	Total (EBITDA)	$

7.	Ratio of (3) to (6)	to 1

8.	Maximum allowed	3.0 to 1

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on      ,

LECG, LLC

By:
Title:

EXHIBIT C

FORM OF

ASSIGNMENT AGREEMENT

Date:

To:                              LECG, LLC

and

LaSalle Bank National Association, as Administrative Agent

Re:                               Assignment under the Credit Agreement referred to below

Gentlemen and Ladies:

Please refer to Section 15.6.1 of the Second Amended and Restated Credit Agreement (as amended or otherwise modified from time to time, the “Credit Agreement”) dated as of December 15, 2006 among LECG, LLC (the “Company”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

(the “Assignor”) hereby sells and assigns, without recourse, to                  (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to      % of all of the Loans, of the participation interests in the Letters of Credit and of the Commitments, such sale, purchase, assignment and assumption to be effective as of      ,     or such later date on which the Company and the Administrative Agent shall have consented hereto (the “Effective Date”).  After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Percentages for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.

The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee.  The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee.  The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

The Assignee represents and warrants to the Company and the Administrative Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Section 7.6 or 8 of the Credit Agreement than the Company is obligated to pay to the Assignor under such Section.  [The Assignee has delivered, or is delivering concurrently herewith, to the Company and the Administrative Agent the forms required by Section 7.6 of the Credit Agreement.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.]  The [Assignee/Assignor] [Borrower] shall pay the fee payable to the Administrative Agent pursuant to Section 15.6.1.

The Assignee hereby confirms that it has received a copy of the Credit Agreement.  Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)                                  the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

(b)                                 the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)	Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois

Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = %	[ASSIGNEE]

By:
Title:

Adjusted Percentage = %	[ASSIGNOR]

By:
Title:

ACKNOWLEDGED AND CONSENTED TO

this          day of            ,

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Title:

ACKNOWLEDGED AND CONSENTED TO
this day of ,

LECG, LLC

By:

Title:

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:                                                                              LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among LECG, LLC (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)                                     The requested borrowing date for the proposed borrowing (which is a Business Day) is                         ,            .

(ii)                                  The aggregate amount of the proposed borrowing is $                          .

(iii)                               The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [Eurocurrency Rate] Loans denominated in                           .

(iv)                              The duration of the Interest Period for each Eurocurrency Rate Loan made as part of the proposed borrowing, if applicable, is                            months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on                           ,              .

LECG, LLC

By:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:                                                                              LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of December 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among LECG, LLC (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)           on [     date     ] convert $[           ]of the aggregate outstanding principal amount of the [           ] Loan denominated in                 , bearing interest at the [           ] Rate, into a(n) [             ] Loan [and, in the case of a Eurocurrency Rate Loan, having an Interest Period of [         ] month(s)];

[(b)          on [     date     ] continue $[               ]of the aggregate outstanding principal amount of the [              ] Loan denominated in                   , bearing interest at the Eurocurrency Rate, as a Eurocurrency Rate Loan having an Interest Period of [            ] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on            ,         .

LECG, LLC

By:

Title:

Schedule 2.1

Existing Letters of Credit

Beneficiary Name	LC Number	L/C Balance in FCY		L/C Balance in US$		Expiry

CA-Mission Street Limited	SLCMMSP03559	USD	60,000.00	US$	60,000.00	02/23/07*
One Hundred Towers, L.L.C.	SLCMMSP03043	USD	595,518.00	US$	595,518.00	08/15/07*
Royal Realty Corp., as Agent	SLCMMSP02572	USD	426,780.00	US$	426,780.00	03/31/07*
Travelers Indemnity Company	SLCMMSP03963	USD	460,000.00	US$	460,000.00	10/31/07*
ABN AMRO Madrid in support of a guarantee in favor of Fongadea Recoletos 7-9, S.L.	S571652000	EUR	90,096.78	US$	121,441.45	03/31/08**
				US$	1,663,739.45

* Issuing Lender is U.S. Bank National Association

** Issuing Lender is LaSalle Bank National Association

SCHEDULE 9.6

LITIGATION AND CONTINGENT LIABILITIES

Litigation

1.             In June 2004, National Economic Research Associates, Inc., or NERA, and its parent company, Marsh & McLennan Companies, Inc., filed a complaint against the Company and one of our experts. This action arises out of the Company’s hiring of a professional in March 2004 who was formerly employed by NERA. The complaint alleges that during and after his employment with NERA, this expert violated contractual commitments and fiduciary duties to NERA. The complaint further alleges that the Company interfered with NERA’s contractual relations and advantageous business relationship, misappropriated confidential business information and goodwill, and engaged in unfair and deceptive trade practices. The complaint asks for unspecified damages and disgorgement of wrongful gain, invalidation of an indemnification agreement provided to this expert by the Company and contains a demand for a jury trial.

In August 2004, the Company served a motion to dismiss the breach of contract, tortious interference with contractual relations and the unfair and deceptive trade practices counts, which motion has been denied. The Company has filed an answer to the complaint denying the substantive allegations of the complaint. The parties are in the process of completing non-expert discovery, and both expert and nonexpert discovery is currently scheduled to be completed by May 31, 2007. The Company is not able to determine the outcome or resolution of the litigation, or to estimate the amount or potential range of loss with respect to this litigation.

2.             The Company has a dispute with Navigant Consulting, Inc. arising out of its management led buyout of certain of the assets and liabilities of LECG, Inc. from Navigant Consulting, Inc. and LECG, Inc. In the management led buyout, the Company acquired substantially all of the assets and assumed certain liabilities of LECG, Inc. pursuant to an asset purchase agreement with Navigant Consulting, Inc. and LECG, Inc. dated September 29, 2000. Under the asset purchase agreement, up to $5.0 million of the purchase price was deferred, as it was contingent upon whether specific individuals listed on a schedule to the asset purchase agreement had an employment, consulting, contracting or other relationship with the Company on September 29, 2001. Navigant Consulting, Inc. contends that it is entitled to a payment of approximately $4.9 million plus interest with respect to the contingent purchase price amount. On several occasions before and after September 29, 2001, the Company notified Navigant Consulting, Inc. that several of the individuals listed on the schedule to the asset purchase agreement did not have an employment, consulting, contracting or other relationship with the Company on September 29, 2001. Neither party to the dispute has initiated any formal legal proceeding against the other with respect to the subject matter of the dispute.

SCHEDULE 9.8

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Formation	Relationship to Parent	Location of Chief Executive Office	Location of Principal Place of Business (if different)
LECG, LLC	California	Parent is the sole member.	Emeryville, CA
LECG Canada Holding, Inc.	California	LECG, LLC is the sole shareholder.	Emeryville, CA
LECG Canada Ltd.	Ontario, Canada	LECG Canada Holding, Inc. is the sole shareholder.	Toronto, Canada
LECG Holding Company (UK) Ltd.	United Kingdom	LECG, LLC is the sole shareholder.	London
LECG Limited	United Kingdom	LECG, LLC is the sole shareholder.	London
LECG Limited	New Zealand	LECG, LLC is the sole shareholder.	Wellington, New Zealand
LECG Korea LLC	Seoul, Republic of Korea	LECG, LLC holds 37.5% of the membership interests.	Seoul, Korea
LECG Consulting France, SAS	France	LECG Holding Company (UK) Ltd. is the sole shareholder.	Paris
LECG Consulting Spain, SL	Spain	LECG Holding Company (UK) Ltd. is the sole shareholder.	Madrid
LECG Consulting Belgium, SA	Belgium	LECG Holding Company (UK) Ltd. holds 99.9984% of the shares; LECG Limited [UK] holds 0.0016% of the shares.	Brussels
LECG Consulting Italy, SrL	Italy	LECG Holding Company (UK) Ltd. is the sole quota holder.	Milan
Silicon Valley Expert Witness Group, Inc.	California	LECG, LLC is the sole shareholder.	Mountain View, California

SCHEDULE 9.15

INSURANCE SCHEDULE

INSURED:	LECG, etal 2000 Powell Street, #600 Emeryville, CA 94608	PREPARED BY:	Diversified Risk Insurance Brokers 5900 Christie Avenue Emeryville, CA 94608 (510) 547-3203; www.drib.com License #0529776

PACKAGE	TRAVELERS PROPERTY & CASUALTY CO	POLICY #P-630-110D4942-TIL-06	9/1/06-07
Annual Premium: $93,444

LOCATIONS:	SEE BREAKDOWN OF VALUES FOR LIST OF LOCATIONS

Protective Safeguard (Sprinkler, Alarm) Warranty applies to all sprinklered and alarmed locations.

	BUSINESS PERSONAL PROPERTY:

Special Form; No Coinsurance; Replacement Cost Applicable to Insured’s Equipment; $5,000 Deductible; Property of Others Not Included; Windstorm and Hall Deductible applies to Loc 12; 5%, subject to $100,000 minimum any one occurrence

	Loc 1-11, 13-28	$22,164,156
	Loc 12	$375,934

	EARTHQUAKE SPRINKLER LEAKAGE:	$1,000,000	Per Occurrence and Annual Aggregate; Applies to Loc 1; $25,000 Deductible.
		$250,000	Per Occurrence and Annual Aggregate; Applies to Loc 9, 10, and 18; $25,000 Deductible.

	EXCESS FIRE LEGAL LIABILITY:		Legal Liability for Real Property that you rent or lease.

			1) Basic limits of $500,000 provided by Commercial General Liability coverage. Higher limits are available.

BUSINESS INCOME INCLUDING EXTRA EXPENSE:	Loc 1-11, 13-28 Loc 12	$10,789,000 $150,000

Coverage applies only after physical loss to property from Insured perils; Special Form; 100% Coinsurance; Extended Period of Indemnity Included for 120 Days; 72 Hour Deductible (a 168 Hour Deductible applies to Loc 12); Ordinary Payroll Included; Rental Value Excluded

	ELECTRONIC DATA PROCESSING:		Special Form; 100% Coinsurance; Replacement Cost; (Data Covered for Reproduction Cost); $1,000 Deductible; Mechanical Breakdown Included; Limits are specific to each location; See Breakdown of Values
	Hardware & Software:	See spreadsheet
	Transit/At Temporary Locations:	$75,000
	Business Income/Extra Expense:	Not Covered

VALUABLE PAPERS:	$2,000,000	Per Occurrence; Special Form; $5,000 Deductible.

ACCOUNTS RECEIVABLE:	$2,000,000	Per Occurrence; Special Form; $5,000 Deductible.

COMMERCIAL GENERAL LIABILITY:	$2,000,000	General Aggregate Limit (Other than Products/Completed Operations)
	$2,000,000	Products/Completed Operations Aggregate Limit
	$1,000,000	Personal and Advertising Injury Limits
	$1,000,000	Each Occurrence Limit
	$500,000	Fire Damage Limit (Legal Liability to real property that you rent or lease) HIGHER LIMITS ARE AVAILABLE.
	$5,000	Medical Expense Limit

		Flat - not subject to annual audit. Premium based on square footage.

		Special Endorsements:
		XTEND Endorsement
		Blanket Additional Insured - Contractors (if required by written contract)
		Blanket Waiver of Subrogation Blanket Additional Insured - Managers or Lessors of Premises Blanket Additional Insured - Lessor Leased Equipment
		Amendment of Pollution Exclusion - exception for building heating equipment
		Asbestos Exclusion
		War Exclusion
		Cap on Losses from certified acts of terrorism
		Employment Related Practices Exclusion
		Amendment of Insuring Agreement - Known Injury or Damage
		Discrimination Exclusion
		Aircraft Products and Grounding Exclusion
		Nuclear Energy Liability Exclusion
		Exclusion - Testing or Consulting Errors and Omissions
		Limitation of coverage territory; USA, Puerto Rico and Canada
		Exclusion - Unsolicited Communications
		Web X-Tend Liability Endorsement
		Fungi or Bacteria Exclusion
		Amendment - Non Cumulation of Each Occurrence Limit, etc.
		Amend Liquor Liability Exclusion Exception for Schedule Activities

EMPLOYEE BENEFITS LIABILITY:	$1,000,000	Each Employee
	$2,000,000	Aggregate

		Covering Error or Omission During “administration” of Employee Benefits Plan (Excluding ERISA requirements); Claims Made Basis; No Deductible; 9/29/00 Retroactive Date.

AUTOMOBILE	TRAVELERS PROPERTY & CASUALTY CO.	POLICY #P-810-110D4954-TIL-06	9/1/06-07
Annual Premium: $1,145

AUTOMOBILE LIABILITY:	$1,000,000	Combined Single Limit for Bodily Injury and Property Damage; Employers’ Non-Ownership and Hired Automobile Liability Only.

	$50,000	Hired Auto Physical Damage Coverage subject to a $1,000 deductible (added 9-1-06)

CANADIAN PACKAGE	ST. PAUL FIRE & MARINE	POLICY #UXCPC70397	9/1/06-07
Annual Premium: $9,030

NAMED INSURED:	LECG Canada Holdings, Inc.; LECG Canada Ltd.

LOCATION:	55 University Avenue, #1000, Toronto, Ontario

BUSINESS PERSONAL PROPERTY: (including EDP Hardware)	$1,038,000		Special Form; 100% Coinsurance; Replacement Cost; $5,000 Deductible; Property of Others Not Included.

BUSINESS INCOME INCLUDING
EXTRA EXPENSE:	$150,000		Coverage applies only after physical loss to property from insured perils; Special Form; 100% Coinsurance; Extended Period of Indemnity included for 90 Days; 72 Hour Deductible Applies.

DATA & RECORDS
RECONSTRUCTION COSTS:	$1,000,000

	$2,000,000		General Aggregate Limit (Other than Products/Completed Operations)
	Excluded	*	Products/Completed Operations Aggregate Limit

* Covered under domestic policy	$1,000,000	Personal and Advertising Injury Limits
	$1,000,000	Each Occurrence Limit
	$1,000,000	Fire Damage Limit (Legal Liability to real property that you rent or lease) HIGHER LIMITS ARE AVAILABLE.

	$10,000	Medical Expense Limit
	$1,000,000	Non-owned and Hired Automobile Liability

Flat - not subject to annual audit. Premium based on square footage.

NOTE:        All deductibles and limits are American dollars; losses, if any, will be adjusted and paid in Canadian dollars.

COMMERCIAL GENERAL LIABILITY (continued):

Special Endorsements:
Amendment of Insuring Agreement - Known Injury or Damage
Extension of Coverage - Tenant’s Legal Liability
Limitation of Coverage Territory - Canada
Employment Related Practices Exclusion
Discrimination Exclusion
Exclusion - Designated Professional Services: Economic Management Consulting Svcs.
Asbestos Exclusion
Web Xtend Endorsement
Aircraft Products Exclusion
War Exclusion
Testing or Consulting Exclusion

EMPLOYEE BENEFITS LIABILITY:	$1,000,000	Each Employee
	$1,000,000	Aggregate
		Covering Error or Omission During “administration” of Employee Benefits Plan (Excluding ERISA requirements); Claims Made Basis; No Deductible; 9/29/00 Retroactive Date.

FOREIGN PACKAGE	ST. Paul Fire & Marine	Policy #GB09400400	9/1/06-07
Annual Premium : $29;957

LOCATION:	SEE BREAKDOWN OF VALUES FOR LIST OF LOCATIONS

BUSINESS PERSONAL PROPERTY:	$3,142,138	Special Form; Replacement Cost; 100% Coinsurance; $2,500 Deductible; Blanket Loc. 1-11

VALUABLE PAPERS:	$2,000,000	London Location Only
	$1,000,000	All Other Locations

BUSINESS INCOME INCLUDING EXTRA EXPENSE:	$5,100,000

Coverage applies only after physical loss to property from insured perils; Special Form; No Coinsurance; Extended Period of Indemnity Included for 180 Days; 72 Hour Deductible; Ordinary Payroll Excluded; Blanket Locations 1-11

UNSCHEDULED LOCATIONS:	$25,000	Special Form; $2,500 Deductible.

GENERAL LIABILITY:	$2,000,000	General Aggregate Limit (Other than Products/Completed Operations)
	$1,000,000	Products/Completed Operations Aggregate Limit
	$1,000,000	Personal and Advertising Injury Limits
	$1,000,000	Each Occurrence Limit
	$100,000	Legal Liability for Damage to Rented Premises Limit
	$10,000	Medical Expense Limit

		Professional Services Specifically Excluded. Flat non auditable premium

AUTOMOBILE:	$1,000,000	Hired and Non-Owned Automobile Liability (excess only).
	$10,000	Medical Payments.
	$50,000	Hired Auto Physical Damage Coverage subject to a $1,000 deductible (added 9-1-06)

EMPLOYEE INJURY:	Statutory

Voluntary Workers’ Compensation for U.S. and Canadian citizens/residents while traveling outside the U.S., its territories, possessions and Puerto Rico, and Canada (excludes coverage for Australia and any country where compulsory insurance is required).

Employers Liability for International Employees, excluding UK:
	$1,000,000	Bodily Injury by Accident / Each Employee
	$1,000,000	Bodily Injury by Disease / Each Employee
	$1,000,000	Bodily Injury by Disease / Policy Limit

	$250,000	Repatriation - Each Employee
	$500,000	Repatriation - Policy Limit

INSURED ORGANIZATION:	LECG Corporation and its subsidiaries

Umbrella Policy	Travelers Property & Casualty CO	Policy #PSM-Cup-110D4966-TIL-06	9/1/06-07
Annual Premium: $11,612

Umbrella applies to domestic and foreign liability	$10,000,000	Each Occurrence Limit
	$10,000,000	General Aggregate Limit (Not Applicable to Auto)
	$10,000,000	Products/Completed Operations Aggregate

In Excess of Underlying General, Automobile, Employee Benefits Liability and Employer’s Liability Limits.

	$0	Retained limit; Applicable to those losses covered by the Umbrella Policy but not covered by any underlying insurance.

Flat - Not subject to audit.

Special Endorsements:           Nuclear Energy Liability Exclusion; Pollution Exclusion; Employment Related Practices Exclusion; Asbestos Exclusion; War Exclusion; Cap on Losses from Certified Acts of Terrorism; Discrimination Exclusion; Aircraft Products & Grounding Exclusion; Real and/or Personal Property Exclusion; Known Injury or Damage Amendment; Professional Liability Exclusion; Worldwide Coverage Revision; Exclusion - Unsolicited Communications; Excess - Personal and Advertising Injury and Website; Amendment of Coverage - Named Insured; Employee Benefits Liability Endorsement; Fungi or Bacteria Exclusion; Additional Policy Conditions Foreign Liability; Knowledge and Notice of Occurrence or Offense - Unintentional Omission

EXECUTIVE PROTECTION POLICY	CHUBB/FEDERAL INSURANCE CO.	POLICY #8207-2909	9/1/06-07
Annual Premium: $21,750

CRIME:	Insuring Clause I: Employee Theft	$5,000,000	Covering loss of money or other property through any fraudulent or dishonest acts
	Insuring Clause IV: Forgery	$5,000,000	committed by employees; $50,000 Deductible.
	Insuring Clause V: Computer Fraud	$5,000,000

			Special Endorsements:
		14-02-8754	Delete Exclusion 17 by Endorsement to include Third Party coverage.
		14-02-8925	Amend Valuation of Securities Endorsement to include the cost of replacing such securities plus cost to post a Lost Instrument Bond.
		14-02-8926	Removal of Exclusion 12(j) - Loss of Money or Securities from Fire.
		14-02-8927	Amend Exclusion 12 (a) - to only apply to Insuring Clause I
		14-02-8928	Amend Exclusion 12(k) to carve out Insuring Clauses I
		14-02-8931	Amends Definition of Employee to include temporary and leased employees.
		14-02-8932	Amend Difinition of Securities to mirror the language contained in the 1992 form.
		14-02-8933	Amends Definition of Money Orders and Counterfeit Currency Fraud to Include counterfelt paper currency of any country
		14-02-8961	Amends definition of Computer System to include computers and connected communication facilities that are utilized by an Organization.

KIDNAP RANSOM AND EXTORTION COVERAGE:
	Insuring Clause 1: Kidnap & Extortion	$5,000,000
	Insuring Clause 2: Custody	$5,000,000
	Insuring Clause 3: Expenses	$5,000,000
		$50,000	Sublimit for Recall Expenses
		$50,000	Sublimit for Rest and Rehabilitation Expenses
	Insuring Clause 4: Accidental Loss	$250,000	Loss Of Life Benefit
		$1,000,000	Event Benefit Amount
		25%	of Loss of Life Benefit for Mutilation
		50%	of Loss of Life Benefit for Accidenteal Loss other than Mutilation
	Insuring Clause 5: Legal Liability	$5,000,000	Costs coverage

	Coverage Enhancements:	$100,000	Business Income
		$100,000	Threat Response
		$100,000	Emergency Political Repatriation Expense Coverage

			Special Endorsements:
			Amend Definition of Insured Person
			Amend Definition of Hijacking Endorsement Consultant Fees Endorsement
			Amend Definition of Employee Endorsement Amend Definition of Relative Endorsement
			Amend Definition of Wongful Detention Endorsement Corporate Child Abduction Endorsment
			Amend Definition of Expenses Endorsement

ERISA BOND	ST. PAUL TRAVELERS	POLICY #103478293	1/1/2004-2007
3 Year Premium: $542

$500,000	LECG 401K Profit Sharing Plan.

FIDUCIARY LIABILITY	FEDERAL INSURANCE CO (CHUBB)	POLICY #82072178	8/18/06-07
Annual Premium: $8,925

$5,000,000	Each claim and Aggregate; Covering liability for breach of fiduciary duties (including those imposed by ERISA); Claims Made; Prior or Pending Date 8/18/06

$10,000	Retention

1 Year Extended Reporting Period available for 150% of annual expiring premium

8/18/06	Pending or Prior Date

WORKERS COMPENSATION	ST. PAUL TRAVELERS	POLICY #UB-4239B55-0-06	11/1/06-07
Annual Premium: $277,169

Deductible Program: $150,000

Experience Modification: 64% in California; 69% in all other states Executive Officers Included for Coverage

Part One Coverage: Statutory
Part Two - Employers Liability:	Bodily Injury by Accident:	$1,000,000 Each Accident
	Bodily Injury By Disease:	$1,000,000 Policy Limit
	Bodily Injury By Disease:	$1,000,000 Each Employee

Estimated Payroll:	$195,662,553	subject to annual audit of actual payroll

Fixed Expenses:
Claim Handling Charges	1.10
Surcharges/Assessments:	$14,393
Deductible Premium and Expense Reimbursement:	$262,776
Pre-Loss Funding Deposit (escrow)	$—	($20,000 deposit transferred from last year)
Total Expenses Paid During 12 Months:	$277,189

Letter of Credit	$460,000	transferred from last year -no additional LOC required

Maximum Aggregate Losses:	$1,148,000
Maximum Cost:	$1,425,169
Minimum Cost (before surcharges)	$262,776

NAMED INSURED: LECG, etal

Attachment to Insurance Schedule dated	12/1/2006

MAJOR Coverages Not Included Unless Otherwise Indicated

INCL*	Accounts Receivable
Aircraft
Americans with Disabilities Act (ADA)
Asbestos
Boiler & Machinery
Breach of Contract
Building Ordinance
Contingent Liability
Demoiltion
Increased Cost of Construction
Business Income Increased Period of Restoration
Computer Virus
Contingent Business Income
Cyber Liability
Cyber Property
Directors’ & Officers’ Liability (written by a different broker)
Discrimination
Earthquake
INCL*	Employee Dishonesty
INCL*	Employee Benefits Liability
INCL*	Employment Practices Liability (Employment Discrimination, Wrongful Termination, ADA) SEE SEPARATE SCHEDULE
Electrical Arcing/Injury
INCL*	Extra Expense
INCL*	Fiduciary Liability
Flood
Governmental Action
Intellectual Property Infringement
INCL*	International Coverages
INCL*	Kidnap/Ransom
Liquor Liability (Arising out of sale of liquor)
INCL*	Loss of Computer Stored Data
INCL*	Loss of Income
Maritime Law
INCL*	Mechanical/Equipment Breakdown
Mold
INCL*	Money & Securities
Mysterious Disappearance
Nuclear Hazards
Off Premises Power Interruption
Partnership Legal Liability
Product Extortion
Product Recall
Pollution
INCL*	Professional Liability (E&O) SEE SEPARATE SCHEDULE
**	Property at Unspecified Locations
**	Property in Transit
Property in Custody of Salespeople
Property at Exhibitions
Replacing Faulty Workmanship
Subsidence
Telephone Fraud
INCL*	Terrorism (Subject to Policy Limitations)
Underground Storage Tanks
Unfair competition or anti-trust
Vacancy
INCL*	Valuable Papers
War & Military Action
Watercraft Liability
Year 2000

*REFER TO SCHEDULE
**LIMITED COVERAGE PROVIDED BY POLICY EXTENSIONS; ALL SUBJECT TO TERMS AND DEDUCTIBLES

This list includes exposures for which coverage is not always available in the marketplace.
If you feel you have a need in any of these areas, please contact us so that we can research availability.

LECG
DOMESTIC BREAKDOWN OF VALUES - 2006-2007

LOCATION	BPP	EDP HARDWARE	EDP SOFTWARE	EQSL	VALUABLE PAPERS	ACCTS REC	BI AND EE
2000 Powell Street, #600 Emeryville, CA 94608	6,797,542	3,497,550	1,500,890	1,000,000	2,000,000	2,000,000	3,785,500
1725 Eye Street NW, #800 Washington, DC 20006	3,915,058	2,301,010	65,094		2,000,000	2,000,000	3,953,600
1603 Orrington Ave., #1500 Evanston, IL 60201	844,944	300,630	20,558		1,000,000		150,000
2700 Earl Rudder Fwy S., #4800 College Station, TX 77845	371,413	120,519	42,196		1,000,000		150,000
201 S. Main Street. #450 Salt Lake City, UT 84111	812,795	220,576	22,979		1,000,000		150,000
350 Massachusetts Ave., #300 Cambridge, MA 02139	882,704	268,033	18,930		2,000,000		150,000
201 Mission Street, #800 San Francisco, CA 94105	1,310,500	154,935	—		1,000,000		150,000
675 Third Avenue, 26th Floor New York, NY 10017	775,466	263,851	13,486		1,000,000		150,000
333 South Grand Ave., #3750 Los Angeles, CA 90071	642,108	338,653	34,813	250,000	1,000,000		150,000
335 Bryant Street, 2nd Floor Palo Alto, CA 94301	106,061	33,520	5,100	250,000	1,000,000		150,000
33 West Monroe, #2300 Chicago, IL 60603	2,645,320	329,245	3,200		2,000,000		150,000
1401 McKinney, #2300 Houston, TX 77010	375,934	69,883	33,106		1,000,000		150,000
424 Church Street, #2550 Nashville, TN 37219	171,975	75,695	1,351		1,000,000		150,000
1018 Garden Street, #208 Santa Barbara, CA 93101	13,734	8,948	1,385		1,000,000		50,000
1255 Drummers Lane, #320 Wayne, PA 19087	134,119	77,177	7,828		1,000,000		50,000
1201 Main Street, #1950 Dallas, TX 75202	927,241	167,582	671,232		1,000,000		150,000
1608 Walnut Street, #1200 Philadelphia, PA 19103	217,529	110,079	—		1,000,000		150,000
2049 Century Park East, #2300 Los Angeles, CA 90067	563,731	77,070	2,417	250,000	1,000,000		150,000
2570 W. El Comino Real, #850 Mountain View, CA 94040	82,298	20,282	—		1,000,000		150,000
740 E. Campbell Road, #550 Richardson, TX 75081	75,906	5,888	—		1,000,000		150,000
1276 K Street NW, #1025 Washington, DC 20005	35,410	—	—		1,000,000		50,000
5005 SW Meadows Road Lake Oswego, OR 97035	428,142	237,678	—		2,000,000		150,000
1201 Peachtree Street NE, #200 Atlanta, GA 30361	11,715	11,715	—		1,000,000		50,000
600 Anton Blvd., #1350 Costa Mesa, CA 92626	25,238	—	—		1,000,000		50,000
8400 E. Crescent Pkwy, #500 Greenwood Village, CO 80111	1,324	—	—		1,000,000		50,000
5130 North Central Ave. Phoenix, AZ 85012	41,447	17,916	—		1,000,000		150,000
999 3rd Ave., #3800 Seattle, WA 98104	—	—	—		1,000,000		50,000
655 West Broadway, #1300 San Diego, CA 92101	330,436	108,897	31,570		1,000,000		150,000
	22,540,090	8,815,332	2,476,136	1,750,000	33,000,000	4,000,000	10,939,000

NOTE:  Not all limits are blanket, refer to insurance Schedule

LECG
INTERNATIONAL BREAKDOWN OF VALUES - 2006-2007

INTERNATIONAL LOCATIONS	OFFICE CONTENTS		BIEE		VALUABLE PAPERS
Davidson Building, 5 Southampton Street London WC2E 7HA, United Kingdom	1,783,392		4,600,000	(1)	2,000,000
Cerrito 866, Piso 4 C1010AAR Buenos Aires, Argentina	152,870		50,000		1,000,000
Paseo de Recoletos n° 7-9, 5th floor Madrid, Spain 28004	454,193		50,000		1,000,000
72, rue du Faubourg Saint-Honore Paris, France 75008	25,389		50,000		1,000,000
11 Rue des Colonies Brussels, 1000 Belgium	24,395		50,000		1,000,000
Via Pontacclo, 10 20121 Milano, Italy	521,720		50,000		1,000,000
Level 9, 1 Willeston Street PO Box 587 Wellington, 6140 New Zealand	180,379	(2)	50,000		1,000,000
Level 3, 12 Viaduct Harbour Avenue, Viaduct Basin PO Box 2475, Shortland Street Auckland, New Zealand			50,000		1,000,000
GPO Box 220 Sydney NSW 2001, Australia			50,000		1,000,000
GPO Box 5034 Melbourne, Victoria 3000, Australia			50,000		1,000,000
Juksun Hyundai Building, 10th Floor 80 Juksun-dong, Chongro-gu Seoul 110-756, Korea			50,000		1,000,000
Total:	3,142,338		5,100,000		12,000,000

(1) The lease at this location requires three years worth of rents ($3,600,000, plus a requirement that LECG move back in once the building is repaired ($1,000,000).

(2) The value of Office Contents includes the values of the 4 locations in Wellington, Auckland, Sydney, and Melbourne.

CANADIAN LOCATIONS	OFFICE CONTENTS	BIEE	VALUABLE PAPERS
55 University Avenue, #1000 Toronto, Ontario M5J 2H7	1,038,960	150,000	1,000,000

INSURANCE SCHEDULE

INSURED:	LECG CORPORATION 2000 Powell Street, #600 Emeryville, CA 94608	PREPARED BY:	Diversified Risk Insurance Brokers 5900 Christie Avenue Emeryville, CA 94608 (510) 547-3203; www.drib.com
License #0529776

CORPORATE COUNSEL PROFESSIONAL LIABILITY	EXECUTIVE RISK	POLICY #82076025	11/12/06-07
Annual Premium: $26,503

$5,000,000		Per Claim ( INCLUDING securities claims)
$5,000,000		Aggregate (including defense costs)
$0		Retention - Non-indemnifiable Loss
$25,000		Retention - All Other Loss

$500,000		Defense costs sublimit (for certain claims brought by the employer, board of directors, or officers)
Further defined in policy section II Definitions (e) in connection with Exclusions (G)(3) and (H)

Claims Made; No Coinsurance; Coverage is excess over any applicable Directors & Officers Liability coverage; 11/12/03 Retroactive Date

Special Endorsements:
	C24154	California Amendatory Endorsement
	D33522	Compliane with Applicable Trade Sanction Laws
	D33954	Association of Corporate Counsel Endorsement
	D33955	“Full House” Endorsement
	D33956	Most Favorable Jurisdiction Endorsement
	D33957	SEC and Sarbanes-Oxley Coverage Endorsement
	D34103	Amend Item 3A Defense Sublimit Endorsement

Enhancements
	*	Broad Definition of professional services includes personal legal services for officers or employees of the company (Item 10 of endorsement D33955)
	*	Cancellation - Failure to pay premium only

Diversified Risk Insurance Brokers

5900 Christie Avenue

Emeryville, CA 94608

510-547-3203

License #0529776

www.drib.com

LECG, Corporation

PRIMARY PROFESSIONAL LIABILITY

6/13/06-6/13/07

PRIMARY INSURER:	Executive Risk Indemnity, Inc. (Chubb)

POLICY NUMBER:	8171-5372

POLICY FORM:	Chubb ProE&O - Form C33192 (Ed. 7/03)

TYPE OF COVERAGE:	Claims Made and Reported

NAMED INSURED:	LECG Corporation etal (see list of named insureds at end of proposal)

PROFESSIONAL SERVICES:

Independent testimony, authoritative studies, advisory services to clients throughout the world, including but not limited to: economics and finance as well as disciplines such as accounting, environmental studies, health care services, archival research, antitrust and competition policy, claims services, discovery & evidence consulting; finance and damages, intellectual property, arbitration, labor & employment matters, mergers & acquisitions, public policy, strategic planning, transfer pricing, real estate valuations and other forms of business consulting, software security assessment analysis, enterprise research investigation and analysis, self-evidentiary and self anti-fraud software.

DEFINITION OF NAMED INSURED:

Entity stated on the declarations page, any subsidiary and any past, present or future natural person director, officer, partner, or employee, but only while such person was, is or shall be acting within the scope of his or her duties as such. Coverage also extends to the lawful spouse of such persons.

COVERAGE TERRITORY:	Anywhere in the world

LIMIT OF LIABILITY:*	$10,000,000 Each Claim
$10,000,000 Policy Aggregate

‘Claims expenses are included within the Limit of Liability

DEDUCTIBLE:	$100,000 Deductible

RETROACTIVE DATE:	9/29/2000

EXTENDED REPORTING
PERIOD:	12 months at 100% of total annual premium

PRIMARY PREMIUM:	Option 1: $ 219,414 *
(NET)

* Renewal premium is based on $337,856,000 in revenues; expiring annualized premium of $205,048 was based on $280,000,000 in revenues; expiring deductible was $100,000. Revenues are up 20%, premium is up 7%.

TERMS/ENDORSEMENTS:	California Amendatory Endorsement
Commingling Only Exclusion
Governmental Actions Exclusion
Notary Public Endorsement
Compliance with applicable Trade Sanction Laws Prior Knowledge Endorsement (6/13/03)
Specified Services Exclusion (attestation, etc; with amendment to include examination and evaluation of a problem)
Specified Independent Contractors as Additional Insured (“per list on file with insured”)
Amended Guaranty of Value Exclusion
Definition of Insured Endorsement (see list of named Insureds)
Unsolicited Electronic Communications Exclusion Endorsement
Additional Insured Endorsement - CTAS

LIST OF NAMED INSUREDS:

LECG Corporation
LECG LLC
LECG Canada Holding Inc.
LECG Limited (UK)
LECG Limited (NZ)
LECG Korea LLC
LECG Holding Company (UK) Ltd.
LECG Consulting France SAS
LECG Consulting Spain SL
LECG Consulting Belgium NV
LECG Consulting Italy
Silicon Valley Expert Witness Group, Inc.
LECG Canada Ltd.

LECG, Corporation

EXCESS PROFESSIONAL LIABILITY

6/13/06-6/13/07

EXCESS INSURER:	Indian Harbor Insurance Company

POLICY NUMBER:	B171-5372

POLICY FORM:	Following form over Executive Risk Indemnity underlying policy

PROFESSIONAL SERVICES:

Independent testimony, authoritative studies, advisory services to clients throughout the world, including but not limited to: economics and finance as well as disciplines such as accounting, environmental studies, health care services, archival research, antitrust and competition policy, claims services, discovery & evidence consulting, finance and damages, Intellectual property, arbitration, labor & employment matters, mergers & acquisitions, public policy, strategic planning, transfer pricing, real estate valuations and appraisals and other forms of business consulting, software security assessment analysis, enterprise research investigation and analysis, self-evidentiary and self anti-fraud software.

LIMIT OF LIABILITY:	$10,000,000 aggregate excess $10,000,000; excess $100,000

RETROACTIVE DATE:	9/29/2000	for the first $5,000,000
	7/13/2005	for $5,000,000 excess of $5,000,000

EXCESS PREMIUM:	$150,000* plus $4,762.50 taxes and fees = $154,762.50
(Net)

* Expiring premium was $140,000; premium increase is 7%

TERMS/ENDORSEMENTS:	Schedule of underlying insurance endorsement
Notice of claim endorsement
Depletion or exhaustion of underlying limits endorsement
Additional Named Insured Endorsement (see list of named Insureds at end of proposal)
Terrorism Disclosure endorsement
Service of process endorsement
Amended Retroactive date

Diversified Risk Insurance Brokers

5900 Christie Avenue

Emeryville, CA 94608

510-547-3203                   License #0529776

LECG

EMPLOYMENT PRACTICES LIABILITY

11/14/06-11/14/07

INSURER:	Federal Insurance Company Admitted, A++, XV

POLICY NUMBER:	8198-1563

POLICY FORM:	14-02-7304

LIMITS:	$3,000,000	Each Employment Claim
Including Defense Costs	$3,000,000	All Claims Each Policy Period
	$3,000,000	Third Party Each Claim
	$3,000,000	Sub-limit for all Third Party Claims

RETENTIONS:	$150,000	Non-Mass or Class Action - EPL
Including Defense Costs	$250,000	Mass or Class Action - EPL
	$150,000	Non-Mass or Class Action - Third Party
	$250,000	Mass or Class Action - Third Party

EXTENDED REPORTING PERIOD:	One year for 200% of annualized premium for expiring period

PRIOR & PENDING DATE:	9/29/2000

ANNUAL PREMIUM:	$101,860	Based on 1,463 employees at inception (last year’s premium was $92,600 based on 930 employees at inception at a $3,000,000 limit)

TERMS & ENDORSEMENTS:

•                 California Premium Endorsement

•                 Loss Prevention Consultant Services Endorsement (SEE BELOW DESCRIPTION)

•                 California Amendatory Endorsement

•                 Notice of Loss Control Services

•                 Compliance with Applicable Trade Sanction Laws

•                 Amend Representations and Severability Endorsement

•                 Pending or Prior Date for Increased Limits Endorsement - 6/17/04 for $1M xs $2M

•                 Notice to Purchasers of Employment Practices Liability

POLICY ENHANCEMENTS:

The loss Prevention Consultant Services Endorsement will reimburse LECG for 50% of the cost of approved loss prevention services up to 10% of the premium, or $10,186. The following services qualify for reimbursement:

•                 Legal Compliance audits of human resources/employment policies and practices;

•                 Development or updating of human resources/employment policies and practices;

•                 Training program design and implementation on topics such as employment discrimination laws, equal employment opportunity obligations, maintaining hostile free work environments, interviewing skills, managing diversity, and handling corrective action and discharge issues, all with a focus on loss prevention;

•                 Legal Advise and counsel on employment issues;

•                 Statistical analyses on work force and employment practices to detect trends or patterns that could lead to regulatory problems, lawsuits or employee allegations;

Diversified Risk Insurance Brokers

5900 Christie Avenue

Emeryville, CA 94608

License #0529776

LECG — BUSINESS TRAVEL ACCIDENT COVERAGE

SCHEDULE OF COVERAGE

Proposed Insured:

LECG Corporation

2000 Powell Street, #600

Emeryville, CA 94608

Policy Number: ADD NO 1289287

Proposed Coverage:

Business Travel Coverage

Underwriting Company:

ACE American Insurance Company

Effective Date:

August 18, 2006 to August 18, 2007

Class(es) of Eligible Persons:

Class 1: All Executives of the Policyholder who are in active service.

Class 2: All Managers and Supervisors of the Policyholder who are in active service.

Class 3: All full-time salaried employees of the Policyholder who are in active service.

* Spouses and dependents of Class 1, 2 and 3 Insured’s are covered while on Business and/or relocation.

Premium:

$6,341,00 Annual Premium

SCHEDULE OF BENEFITS

Aggregate Limit:                                                                                                 $5,000,000 per accident

We will not pay more than the Benefit Maximum for all losses per Covered Accident. If, in the absence of this provision, We would pay more than Benefit Maximum for all losses from one Covered Accident, then the benefits payable to each person with a valid claim will be reduced proportionately, so the total amount We will pay is the Benefit Maximum.

Covered Activities:

Class 1, 2 & 3: Business Travel Coverage including 7 days personal deviation

Business Travel Coverage

The Covered Accident must take place while:

1. on business for the Policyholder; and

2. in the course of the Policyholder’s business.

This coverage will start at the actual start of the trip. It does not matter whether the trip starts at the Covered Person’s home, {place of work}, or other place. It will end on the first of the following dates to occur:

1. the date a Covered Person returns to his or her home;

2. the date a Covered Person returns to his or her place of work; or

3. the date a Covered Person’s Personal Deviation is more than 7 days.

“Personal Deviation” means:

1. an activity that is not reasonably related to the Policyholder’s business; and

2. not incidental to the purpose of the trip.

This coverage does not include commuting between home and the place of work.

Hijacking and Air Piracy Coverage

The Covered Accident must take place during the:

1. hijacking of an Aircraft;

2. air piracy; or

3. unlawful seizure or attempted seizure of an Aircraft and

4. takes place while the Covered Person is in the course of the Policyholder’s business.

Coverage begins with the onset of the hijacking or air piracy and continues while the Covered Person is subject to the control of the person or persons responsible for the skyjacking/air piracy and during travel directly to his home or scheduled destinations.

“Hijacking” or “Air Piracy” as used here, means, the unlawful seizure or wrongful exercise of control of an aircraft or conveyance, or the crew thereof, in which the Covered Person is traveling solely as a passenger.

Accidental Death & Dismemberment Benefits:

Class 1: $500,000

Class 2: $200,000

Class 3: $100,000

Spouses $25,000 while traveling on business and/or relocation

Children $10,000 while traveling on business and/or relocation

If Injury to the Covered Person results, within 365 days from the date of a Covered Accident, We will pay the Benefit Amount shown below for that loss. The Principal Sum is shown in the Schedule of Benefits. If multiple losses occur, only one Benefit Amount, the largest, will be paid for all Covered Losses due to the same Accident.

Covered Loss	Benefit Amount
Life	100% of the Principal Sum
Two or more Members	100% of the Principal Sum
One Member	50% of the Principal Sum
Thumb and Index Finger of the Same Hand	25% of the Principal Sum
Quadriplegia	100% of the Principal Sum
Hemiplegia	75% of the Principal Sum
Paraplegia	75% of the Principal Sum
Uniplegia	25% of the Principal Sum

“Member” means Loss of Hand or Foot, Loss of Sight or Loss of Speech, and Loss of Hearing.

“Loss of Hand or Foot” means complete Severance through or above the wrist or ankle joint.

“Loss of Sight” means the total, permanent Loss of Sight of one eye that is irrecoverable by natural, surgical or artificial means. “Loss of Speech” means total and permanent loss of audible communication that is irrecoverable by natural, surgical or artificial means. “Loss of Hearing” means total and permanent Loss of Hearing in both ears that is irrecoverable and cannot be corrected by any means. “Loss of a Thumb and Index Finger of the Same Hand” means complete Severance through or above the metacarpophalangeal joints of the same hand (the joints between the fingers and the hand). “Severance” means the complete separation and dismemberment of the part from the body.

“Quadriplegia” means total Paralysis of both upper and lower limbs. “Hemiplegia” means totalParalysis of the upper and lower limbs on one side of the body. “Paraplegia” means total Paralysis of the lower limbs or upper limbs. “Paralysis” means total foss of use. A Doctor must determine the loss of use to be complete and not reversible at the time the claim is submitted.

Exposure and Disappearance

Coverage includes exposure to the elements after the forced landing, stranding, sinking, or wrecking of a vehicle in which the Insured was traveling.

An Insured is presumed dead if:

1. he or she is in a vehicle that disappears, sinks or is stranded or wrecked on a covered trip; and

2. the body is not found within one year of the Covered Accident.

Coma Benefit

We will pay a monthly benefit of 1% of the Insured’s Principal Sum if a covered person becomes comatose within 31 days of a Covered Accident and remains in a Coma for at least 31 days. We reserve the right, at the end of the first 31 days of Coma, to require proof that the Covered Person remains Comatose. This proof may include, but is not limited to, requiring an independent medical examination at Our expense.

Monthly payments will end on the first of the following dates:

1. the end of the month in which the Covered Person dies;

2. the end of the 11th month for which this benefit is payable;

3. the end of the month in which the Covered Person recovers from the Coma.

At the end of the 11th month if the Covered Person has not recovered from the Coma, we will then pay a lump sum of the remaining Principal Sum.

A person is deemed “Comatose” or in a “Coma” if he or she is in a profound stupor or state of complete and total unconsciousness, as the result directly and independently of all other causes, of a covered Accident.

Seatbelt and Airbag Benefit

We will pay 10% of the Insured’s Principal Sum to a maximum of $25,000.00, subject to the conditions described below, when the Covered Person dies directly and independently of all other causes from a Covered Accident while wearing a seatbelt and operating or riding as a passenger in an Automobile. We will pay an additional benefit of $5,000 if the Covered Person was also positioned in a seat protected by a properly-functioning and properly deployed Supplemental Restraint System (Airbag). Verification of proper use of the seatbelt at the time of the Covered Accident and that the Supplemental Restraint System properly inflated upon impact must be a part of an official police report of the Covered Accident or be certified, in writing, by the investigating officer(s) and submitted with the Covered Person’s claim to Us.

Special Counseling Benefit

We will pay the Special Counseling Benefit of $100 per session for up to 10 sessions for mental health counseling to assist a Covered Person in dealing with a Covered Loss if he or she:

1. suffers an Injury that results in a loss for which the Accidental Death and Dismemberment Benefit is payable; and

2. obtains mental health counseling.

Home Alteration and Vehicle Modification Benefit

We will pay a benefit of 10% of the principal sum to a maximum benefit of $10,000, subject to the following conditions, when the Covered Person suffers a Covered Loss, other than a Loss of Life, resulting directly and independently of all other causes from a Covered Accident.

This benefit will be payable if all of the following conditions are met:

1.	prior to the date of the Covered Accident causing such Covered Loss, the Covered Person did not require the use of any adaptive devices or adaptation of residence and/or vehicle.
2.	as a direct result of such Covered Loss, the Covered Person now requires such adaptive devices or adaptation of residence and/or vehicle to maintain an independent lifestyle;
3.	the Covered Person requires home alteration or vehicle modification within one year of the date of the Covered Accident.

Carjacking Benefit

We will pay a benefit of 10% of the Principal Sum to a maximum of $10,000 if the Covered Person suffers a Covered Loss resulting directly and independently of all other causes from a Covered Accident that occurs during a Carjacking of an Automobile that the Covered Person was operating, getting into or out of, or riding in as a passenger. Verification of the Carjacking must be made part of an official police report within 24 hours of the Carjacking, or as soon as reasonably possible, or be certified in writing by the investigating officer(s) within 24 hours of the Carjacking, or as soon as reasonably possible.

Rehabilitation Benefit

We will pay a benefit of $10,000.00 subject to the following conditions when the Covered Person requires rehabilitation after sustaining a Covered Loss resulting directly and independently of all other causes from a Covered Accident.

The Covered Person must require Rehabilitation within two years after the date of the Covered Accident or Covered Loss.

“Rehabilitation” means medical services, supplies or treatment or Hospital confinement that satisfies all of the following conditions:

1. are essential for physical rehabilitation required due to the Covered Person’s Covered Loss.

2. meet generally accepted standards of medical practice;

3. are performed under the care, supervision or order of a Doctor

4. prepare the Covered Person to return to his or any other occupation.

Emergency Medical Evacuation Benefit

We will pay Emergency Medical Evacuation Benefits up to a maximum of $100,000 of Benefits for expenses incurred for the medical evacuation of a Covered Person. Benefits are payable if the Covered Person:

1. is traveling 100 miles away from his or her place of permanent residence;

2. suffers a Medical Emergency during the course of the Trip; and

3. requires Emergency Medical Evacuation.

Benefits will not be payable unless:

1.	the Doctor ordering the Emergency Medical Evacuation certifies the severity of the Covered Person’s Medical Emergency requires an Emergency Medical Evacuation;
2.	all transportation arrangements made for the Emergency Medical Evacuation are by the most direct and economical conveyance and route possible;
3.	the charges incurred are Medically Necessary and do not exceed the usual level of charges for similar transportation, treatment, services or supplies in the locality where the expense is incurred; and
4.	do not include charges that would not have been made if there were no insurance.

“Emergency Medical Evacuation” means:

1.

the Covered Person’s immediate transportation from the place where he or she suffers Medical Emergency to the nearest Hospital or other medical facility where appropriate medical treatment can be obtained; or

2.	the Covered Person’s transportation to his or her home to obtain further medical treatment in a Hospital or other medical facility or to recover after suffering a Medical Emergency.

“Medical Emergency” means a condition caused by an Accidental injury or Sickness that manifests itself by symptoms of sufficient severity that a prudent lay person possessing an average knowledge of health and medicine would reasonably expect that failure to receive immediate medical attention would place the health of the person in serious jeopardy.

“Sickness” means an illness, disease or condition of the Insured that first occurs while coverage under the Policy is in force. All related conditions and recurrent symptoms of the same or similar condition will be considered one Sickness.

An Emergency Medical Evacuation also includes Medically Necessary medical treatment, medical services and medical supplies necessarily received in connection with such transportation. Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance.

Repatriation Benefit

We will pay Repatriation Benefits up to a maximum of $50,000 for preparation and return of a Covered Person’s body to his or her home if he or she dies due to an Accidental injury or Sickness while traveling 100 miles away from his or her place of permanent residence. Covered expenses include, but are not limited to:

1. reasonable expenses incurred to return the insured’s person’s body home to his/her home country;

2. coverage includes, but is not limited to, expenses for embalming, cremation, coffin and transportation.

“Sickness” means an illness, disease or condition of the Insured that first occurs while coverage under the Policy is in force. All related conditions and recurrent symptoms of the same or similar condition will be considered one Sickness. Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance.

Assistance Services

In order to provide you with superior travel information and. services, ACE USA has contracted with Worldwide Assistance to provide you with certain services When you travel a distance of more than 100 miles away from your primary residence or permanent place of assignment. These services include:

• Arrangement of medical emergency services

• Arrangement of medical evacuation or repatriation

• Legal referral assistance

• Pre-trip assistance

• Emergency message service

• Emergency translation services

• Medication Shipment and lost document assistance

• Emergency vehicle return

Age-based Reductions: Yes

Attainment of age Principal Sum is reduced to

70 65%

75 45%

80 30%

85 15%

Aircraft Restrictions

If the Covered Accident happens while a Covered Person is riding in, or getting on or off of, an aircraft, We will pay benefits, but only if:

a)	he or she is riding as a passenger only, and not as a pilot or member of the crew; and
b)	the aircraft has a valid certificate of airworthiness; and
c)	the aircraft is flown by a pilot with a valid license; and
d)

the aircraft is not being used for: (i) crop dusting, spraying, or seeding; fire fighting; sky writing; sky diving or hang gliding; pipeline or power line inspection; aerial photography or exploration; racing, endurance tests, stunt or acrobatic flying; or (ii) any operation which requires a special permit from the FAA, even if it is granted (this does not apply if the permit is required only because of the territory flown over or landed on).

e)	the aircraft is a military transport aircraft flown by the U.S. Military Airlift Command (MAC), or a similar air transport service of another country.

Owned Aircraft Not Covered

Benefits will not be paid if the aircraft is owned, leased or controlled by the Policyholder, or any of the Policyholder’s affiliates. An aircraft will be deemed “controlled” by the Policyholder if the Policyholder may use it for more than 10 straight days, or more than 15 days in any year.

Schedule of Affiliates

Eligible Persons employed by any affiliate or subsidiary corporation of the Policyholder as of the Policy Effective Date are covered under the Policy. Their coverage will begin and end in accordance with the Effective Date of Insurance and Termination Date of Insurance provisions in the Policy. A list of these affiliates and subsidiaries must be kept on file with the Company.

Newly Acquired Organizations

The premium shown on the Schedule of Benefits applies only to the Policyholder and any affiliates or subsidiary corporations covered on the Policy Effective Date. However, eligible employees of organizations acquired by the Policyholder during the Policy Term may be covered based on the following terms. The Policyholder must: (1) report to Us within 60 days of the acquisition the name of the newly acquired organization and any underwriting information we may need to calculate the premium; and (2) the required additional premium, if any, must be paid.

Payment Of Claims

If the insured dies, any death benefits or other benefits unpaid at the time of the Insured’s death will be paid to the beneficiary our records indicate the Insured designated for these plan benefits. If there is no named beneficiary or surviving beneficiary on record with us or Our authorized agent, We pay benefits in equal shares to the first surviving class of the following: 1) Spouse; 2) Children; 3) Parents; 4) Brothers and sisters. If there are no survivors in any of these classes, We will pay the Insured’s estate. All other benefits will be paid to the Insured. If the Insured is: (1) a minor; or (2) in Our opinion unable to give a valid release because of incompetence, We may pay any amount due to a parent, guardian, or other person actually supporting him or her. Any payment made in good faith will end Our liability to the extent of the payment.

Exclusions

We will not pay benefits for any loss or Injury that is caused by, or results from:

1.	intentionally self-inflicted Injury.
2.	suicide or attempted suicide.
3.	war or any act of war, whether declared or not.
4.	service in the military, naval or air service of any country.
5.

sickness, disease, bodily or mental infirmity, bacterial or viral infection or medical or viral infection or medical or surgical treatment thereof, except for any bacterial infection resulting from an accidental external cut or wound or accidental ingestion of contaminated food.

6.	piloting or serving as a crewmember or riding in any aircraft except as a fare-paying passenger on a regularly scheduled or charter airline.
7.	injury or loss contributed by the use of drugs unless administered by a Doctor.
8.	commission or attempt to commit an assault or a felony, or that occurs while he or she is engaged in a criminal occupation.

Diversified Risk Insurance Brokers

Christie Avenue

Emeryville, CA 94608

License #0529776

LECG — OCCUPATIONAL COVERAGE INCLUDING BUSINESS TRAVEL

SCHEDULE OF COVERAGE

Named Insured:

LECG Corporation

2000 Powell Street, #600

Emeryville, CA 94608

Policy Number: OCA N01289299

Coverage:

Full Occupational Coverage including Business Travel

Underwriting Company:

ACE American Insurance Company

Effective Date:

August 18, 2006 to August 18, 2007

Class(es) of Eligible Persons:

Class 1: All employees of the Policyholder who are in active service.

Premium:

$21,119.00 Annual Premium

SCHEDULE OF BENEFITS

AGGREGATE LIMIT:                                                                          $750,000 PER ACCIDENT

We will not pay more than the Benefit Maximum for all losses per Covered Accident. If, in the absence of this provision, We would pay more than Benefit Maximum for all losses from one Covered Accident, then the benefits payable to each person with a valid claim will be reduced proportionately, so the total amount We will pay is the Benefit Maximum.

Covered Activities:

Class 1:                                                       Full Occupational Coverage including Business Travel including personal deviation up to 7 days

Full Occupational Coverage (including Business Travel)

The Covered Accident must take place:

1. on the Policyholder’s premises; and

2. in the course of a Covered Person’s Job; or

3. on a business trip authorized by the Policyholder.

This coverage does not include commuting between home and the place of work.

This Coverage will start at the actual start of the trip. It does not matter whether the trip starts at the Covered Person’s home, place of work, or other place. It will end on the first of the following dates to occur:

1. the date a Covered Person returns to his or her home;

2. the date a Covered Person returns to his or her place of work; or

3. the date a Covered Person’s Personal Deviation is more than 7 days.

“Personal Deviation” means:

1. an activity that is not reasonably related to the Policyholder’s business; and

2. not incidental to the purpose of the trip.

Accidental Death & Dismemberment Benefits:                                                           $150,000

If Injury to the Covered Person results, within 365 days from the date of a Covered Accident, We will pay the Benefit Amount shown below for that loss. The Principal Sum is shown in the Schedule of Benefits. If multiple losses occur, only one Benefit Amount, the largest, will be paid for all Covered Losses due to the same Accident.

Covered Loss	Benefit Amount
Life	100% of the Principal Sum
Two or more Members	100% of the Principal Sum
One Member	50% of the Principal Sum
Thumb and Index Finger of the Same Hand	25% of the Principal Sum
Quadriplegia	100% of the Principal Sum
Hemiplegia	75% of the Principal Sum
Paraplegia	75% of the Principal Sum
Uniplegia	25% of the Principal Sum
Loss of Use of Four Limbs	100% of the. Principal Sum
Loss of Use of Three Limbs	75% of the Principal Sum
Loss of Use of Two Limbs	50% of the Principal Sum
Loss of Use of One Limb	25% of the Principal Sum

“Member” means Loss of Hand or Foot, Loss of Sight, Loss of Speech and Loss of Hearing.

“Loss of Hand or Foot” means complete Severance through or above the wrist or ankle joint.

“Loss of Sight” means the total, permanent Loss of Sight of one eye. “Loss of Speech” means total and permanent loss of audible communication that is irrecoverable by natural, surgical or artificial means. “Loss of Hearing” means total and permanent Loss of Hearing in both ears that is irrecoverable and cannot be corrected by any means. “Loss of a Thumb and Index Finger of the Same Hand” means complete Severance through or above the metacarpophalangeal joints of the same hand (the joints between the fingers and the hand). “Severance” means the complete separation and dismemberment of the part from the body.

“Quadriplegia” means total Paralysis of both upper and lower limbs. “Hemiplegia” means total Paralysis of the upper and lower limbs on one side of the body. “Uniplegia” means total Paralysis of one lower limb or one upper limb. “Paraplegia” means total Paralysis of both lower limbs or both upper limbs. “Paralysis” means total loss of use. A Doctor must determine the loss of use to be complete and not reversible at the time the claim is submitted.

“Loss of Use” means total paralysis of a limb or limbs which is determined by a competent medical authority to be permanent, complete and irreversible with respect to: 1) arm, at or above the elbow joint; 2) leg, at or above the knee joint; 3) hand, at or above the wrist joint; and, 4) foot, at or above the ankle joint.

Exposure and Disappearance:

Coverage includes exposure to the elements after the forced landing, stranding, sinking, or wrecking of a vehicle in which the Insured was traveling.

An Insured is presumed dead if:

1.               he or she is in a vehicle that disappears, sinks or is stranded or wrecked on a covered trip; and

2.               the body is not found within one year of the Covered Accident.

Payment Of Claims: In consideration of the Policyholder’s payment of the entire premium, the Policyholder shall be the beneficiary under the policy. The Policyholder will act as a trustee for the Insured, collecting all benefits payable on behalf of the Insured.

Schedule of Affiliates: Eligible Persons employed by any affiliate or subsidiary corporation of the Policyholder as of the Policy Effective Date are covered under the Policy. Their coverage will begin and end in accordance with the Effective Date of Insurance and Termination Date of Insurance provisions in the Policy. A list of these affiliates and subsidiaries must be kept on file with the Company.

Newly Acquired Organizations: The premium shown on the Schedule of Benefits applies only to the Policyholder and any affiliates or subsidiary corporations covered on the Policy Effective Date. However, eligible employees of organizations acquired by the Policyholder during the Policy Term may be covered based on the following terms. The Policyholder must: (1) report to Us within 60 days of the acquisition the name of the newly acquired organization and any underwriting information we may need to calculate the premium; and (2) the required additional premium, If any, must be paid.

Age-based Reductions: Yes

Attainment of age Principal Sum is reduced to

70 65%

75 45%

80 30%

85 15%

Exclusions and Limitations:

We will not pay benefits for any loss or Injury that is caused by, or results from:

1.	intentionally self-inflicted Injury.
2.	suicide or attempted suicide.
3.	war or any act of war, whether declared or not.
4.	service in the military, naval or air service of any country.
5.

sickness, disease, bodily or mental infirmity, bacterial or viral infection or medical or viral infection or medical or surgical treatment thereof, except for any bacterial infection resulting from an accidental external cut or wound or accidental ingestion of contaminated food.

6.	piloting or serving as a crewmember or riding in any aircraft except as a fare-paying passenger on a regularly scheduled or charter airline (except as provided by the Policy).
7.	commission of, or attempt to commit, a felony, an assault or other criminal activity.

SCHEDULE 9.19

LABOR MATTERS

None.

Note, however, that the foreign Subsidiaries of LECG, LLC enter into statutorily required labor agreements in the jurisdictions in which they do business.

SCHEDULE 11.1

EXISTING DEBT

LECG CORPORATION

DEBT

AS OF OCTOBER 31, 2006

	Payments due by years ending December 31,
($000s)	2006	2007	2008	2009	2010	Thereafter	Maximum

Guaranteed/earned purchase price commitments (1)	87	6,301	—	2,000	—	—	8,388

Total	1,748	6,301	—	2,000	—	—	10,049

(1)                                 Represents actual amounts to be paid for purchase price of acquired businesses. Timing may vary if certain performance targets are achieved.

Note:                Under the terms of certain purchase agreements for acquired business, maximum aggregate contingent purchase price payments total approximately $33.7 million and are subject to achieving certain significant performance criteria. Actual amounts, if any, to be paid could be significantly less than this maximum. A description of actual amounts to be paid and the contingent payments that may become due are described in more detail under the heading “Acquisition Related Liabilities” below.

Further, the Company has deferred purchase price obligations owing to Navigant Consulting, Inc. pursuant to that certain Asset Purchase Agreement with Navigant Consulting, Inc. and LECG, Inc. dated September 29, 2000. The amount of these obligations is in dispute. Please refer to Schedule 9.6 for a description of this contingent liability.

In addition, the Company holds a note from LECG Limited [UK] in the amount of $668,296 and a note from LECG Limited [NZ] in the amount of $570,373, each as more particularly described in Schedule 11.10.

Acquisition Related Liabilities

The Company has made commitments in connection with current and prior years acquisitions that will require the Company to make additional payments and recognize additional goodwill if specified performance targets are met. The Company has also made commitments that will require the Company to make guaranteed purchase price payments. In addition, the Company has made commitments to make bonus compensation payments if specified performance targets are achieved.

In connection with the Company’s May 2006 acquisition of the business of BMB Mack Barclay, Inc., if specified annual performance targets are achieved through April 2011, the Company will make additional payments of up to $8.8 million by no later than July 2011. As a result of achieving specified performance targets through September 30, 2006, the Company recognized $784,000 of additional goodwill, which amount will be paid to BMB Mack Barclay, Inc. in July 2007.

In connection with the Company’s December 2005 acquisition of the business of Lancaster Consulting LLC, if specified annual performance targets are achieved through December 2009, the Company will make additional payments of up to $1.35 million by no later than March 2010. As a result of achieving specified performance targets through September 30, 2006, the Company recognized $266,000 of additional goodwill in the nine months ended September 30, 2006, which amount will be paid to Lancaster Consulting LLC in March 2007.

In connection with the Company’s December 2005 acquisition of the business of Beach & Company International LP, if specified performance targets are achieved through June 2008, the Company will make an additional payment of $500,000 by no later than August 2008.

In connection with the Company’s November 2005 acquisition of the business of Neilson Elggren LLP, if specified annual performance targets are achieved through October 2010, the Company will make additional payments of up to $3.75 million by no later than January 2011. An additional payment of up to $1.5 million will also be made in December 2010 if higher targets are met by no later than October 2010. As a result of achieving specified performance targets through September 30, 2006, the Company recognized $1.1 million of additional goodwill, which amount will be paid to Neilson Elggren LLP in January 2007.

In connection with the Company’s August 2005 acquisition of the business of Bates Private Capital Incorporated, if specified annual performance targets are achieved through July 2011, the Company will make additional payments of up to $13.0 million by no later than September 2011. In addition, as a result of achieving specified performance targets from August 1, 2006 to September 30, 2006, the Company recognized $1.2 million of additional goodwill, which amount will be paid to Bates Private Capital Incorporated in September 2007.

In connection with the Company’s March 2005 acquisition of J. Philip Cook & Associates, Inc, if specified performance targets are achieved through December 2008, the Company will make additional payments of up to $1.2 million by no later than March 2009.

In connection with the Company’s October 2004 acquisition of Washington Advisory Group, LLC, the Company will make an additional guaranteed payment of $400,000 no later than February 2007, and, if specified performance targets are achieved through December 2006, the Company will make additional payments of up to $2.1 million by no later than February 2007.

In connection with the Company’s August 2004 acquisition of Silicon Valley Expert Witness Group, Inc., the Company will make guaranteed payments of $2.0 million over the period beginning September 2006 and ending no later than September 2009, and if specified performance targets are achieved through July 2009, the Company will make additional payments of up to $2.7 million over the same period.

In connection with the Company’s March 2004 acquisition of Economics Analysis LLC, if specified annual performance targets are achieved in 2006, the Company will make additional payments of up to $2.55 million by no later than March 2007.

In connection with the Company’s March 2004 acquisition of Low Rosen Taylor Soriano, as a result of achieving specified performance targets for 2006, the Company recognized $715,000 of additional goodwill in the nine months ended September 30, 2006, which amount will be paid to Low Rosen Taylor Soriano in February 2007.

In connection with the Company’s August 2003 acquisition of Center for Forensic Economic Studies, as a result of achieving specified performance targets in 2006, the Company has recognized $1.9 million of additional goodwill in the nine months ended September 30, 2006, which amount will be paid to Center for Forensic Economic Studies in August 2007. In addition, if specified performance targets are achieved in 2006 and 2007, the Company will pay bonus compensation of up to $580,000 in August 2007.

In connection with the hiring of certain experts and professional staff in March 2004, the Company paid $5.7 million in March 2006 as specified performance targets were achieved in 2005, and the Company agreed to pay performance bonuses of up to $5.7 million in March 2007, if specified performance targets are achieved in 2006. Because the unearned portion of the bonus payments are recoverable in the event the experts leave the Company prior to March 2011, all such bonus payments are subject to amortization from the time the bonus is recognized through March 2011. The Company believes it is probable that the 2006 performance criteria will be met for the $5.7 million bonus to be paid in March 2007, and has recognized a performance bonus and associated liability of $5.7 million and recorded amortization expense of $822,000 in the nine months ended September 30, 2006.

SCHEDULE 11.2

EXISTING LIENS

The Company has multiple outstanding lease financing arrangements regarding office equipment, primarily computer hardware and software and related accessories, pursuant to which U.S. Bancorp Oliver-Allen Technology Leasing has filed financing statements under the Uniform Commercial Code as the secured party.

SCHEDULE 11.6

TRANSACTIONS WITH AFFILIATES

Expert and Senior Management Agreements

The Company is party to expert agreements with Walter H.A. Vandaele, a director, David T. Scheffman, a director through February 2005, David J. Teece, our Chairman of the Board of Directors, and David P. Kaplan, who resigned as President and director effective February 22, 2006. All of these agreements are terminable at will, and the agreements with Drs. Vandaele and Scheffman do not contain restrictions on competition after termination. Pursuant to these agreements, these experts provide expert services on the Company’s behalf in consideration for a cash payment based on a percentage, which varies by expert from 70% to 100%, of the sum of the amount of fees collected by the Company for the hours billed by this person and a percentage (up to 14%) of staff fees collected by the Company on projects secured by this person. The Company is also required to pay to Mr. Kaplan $58,333 per month, and collected fees for billings and projects secured by Mr. Kaplan will be deducted against this amount; and the Company is required to pay to Dr. Vandaele $41,666 per month, and collected fees for billings and projects secured by Dr. Vandaele are deducted against this amount;

In September 2000, the Company entered into a senior management agreement with David J. Teece, our Chairman of the Board of Directors, providing for among other things, Dr. Teece’s compensation as an expert and the Company’s Chairman of the Board of Directors. Dr. Teece’s annual base salary as the Company’s Chairman of the Board of Directors was $225,000 from January 1, 2005 through July 31, 2005. Dr. Teece’s annual base salary was increased to $500,000 effective August ‘1, 2005. Dr. Teece’s agreement recognizes that his time availability and commitment to the Company must accommodate his position as a part-time faculty member at the University of California at Berkeley, and the University’s regulations regarding conflict of commitment. Dr. Teece is not required to spend more than 50% of his business or professional time on the Company’s affairs or provide services on engagements. In addition, the Company is obligated to provide him with two executive assistants at its expense. The senior management agreement does not have a specified term and is terminable at will.

If Dr. Teece’s services as the Chairman of the Board of Directors are terminated by the Company without cause, Dr. Teece will be entitled to severance payments for a six-month period following termination at his then annual base salary rate, which period may be extended by an additional six months in exchange for a six-month extension of the non-competition covenants of Dr. Teece. Dr. Teece is generally prohibited from managing or controlling a competitive business to the Company’s that has annual revenues greater than $5.0 million during the twelve-month period following his termination, which period is reduced to six months in the event he is terminated by us without cause; however, Dr. Teece may act as an expert in a non-managerial control position. In addition, Dr. Teece is prohibited from soliciting certain of the Company’s clients and staff during the twelve-month period following his termination.

In September 2000, the Company entered into a senior management agreement with David P. Kaplan. In September 2003, the Company entered into an amended and restated senior management agreement with Mr. Kaplan, providing for among other things, Mr. Kaplan’s compensation as an expert, as previously described, and as our President. Mr. Kaplan’s base salary as our President was $225,000 for the year ended December 31, 2005. Mr. Kaplan resigned as our President and Board member effective February 22, 2006. Mr. Kaplan is also eligible for benefits generally available to our other executive and managerial employees, and the Company is obligated to provide him with one executive assistant at our expense. The senior management agreement does not have a specified term and is terminable at will.

If the Company terminates Mr. Kaplan’s services without cause, Mr. Kaplan will be entitled to severance payments totaling $250,000 payable over a 12-month period following termination. Mr. Kaplan is generally prohibited from managing or controlling a competitive business to the Company’s that has annual revenues greater than $5.0 million during the twelve-month period following his termination; however, Mr. Kaplan may act as an expert in a non-managerial control position. In addition, Mr. Kaplan is prohibited from soliciting certain of the Company’s clients and staff during the twelve-month period following his termination.

Pursuant to their respective agreements, the Company paid Dr. Teece, director and executive officer, Mr. Kaplan, former director and executive officer effective February 22, 2006, and Dr. Vandaele, director, $2,628,258, $2,152,838 and $1,734,461, respectively, during 2005 for expert services and project origination fees.

Other Agreements

Pursuant to an agreement with David Teece, the Company’s Chairman of the Board of Directors, the Company pays the project origination fees otherwise owing to Dr. Teece to Enterprise Research, Inc., a corporation in which Dr. Teece has a 40% equity position. In identifying.the compensation paid to Dr. Teece during 2005, the Company has included the $1,186,980 amounts paid to this corporation for project origination fees, representing the contractual percentage (typically 14%) applied to professional staff revenue recognized on engagements secured by the expert.

Indemnification Agreements of Officers and Directors

The Company’s amended and restated certificate of incorporation and its bylaws provide that the Company will indemnify each of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, the Company has indemnification agreements for its directors and officers.

SCHEDULE 11.10

INVESTMENTS

1.                                      Note receivable by LECG Limited [UK] in favor of the Company in the amount of $668,296, which amount represents outstanding principal as of November 30, 2006; there is no accrued interest on this note.

2.                                      Note receivable by LECG Limited [NZ] in favor of the Company in the amount of $570,373, which amount represents outstanding principal and accrued interest as of November 30, 2006.

3.                                      Further, because the Parent, the Company, and the Subsidiaries own all or a portion of the equity interests of each of their respective Subsidiaries, they each hold Investments in such Subsidiaries as follows (please refer to Schedule 9.8 for the equity ownership percentage of each Investment):

Subsidiaries in Which
Entity	the Entity Holds an Investment

LECG Corporation	LECG, LLC

LECG, LLC	(a) LECG Canada Holding, Inc.
(b) LECG Holding Company (UK) Ltd.
(c) LECG Limited [UK]
(d) LECG Limited [NZ]
(e) LECG Korea LLC
(f) Silicon Valley Expert Witness Group, Inc.

LECG Canada Holding, Inc.	LECG Canada Ltd.

LECG Holding Company (UK) Ltd.	(a) LECG Consulting France, SAS
(b) LECG Consulting Spain, SL
(c) LECG Consulting Belgium, SA
(d) LECG Consulting Italy, SrL

LECG Limited [UK]	LECG Consulting Belgium, SA